UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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United Therapeutics Corporation
(Name of Registrant as Specified In Its Charter)

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1040 Spring Street
Silver Spring, MD 20910

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        The annual meeting of shareholders of United Therapeutics Corporation will be held at our headquarters, 1040 Spring Street, Silver Spring, Maryland 20910, on Wednesday, June 29, 2011, at 9:00 a.m. local time for the following purposes:

  1.
  Election of the following four Class III directors nominated by our Board of Directors to serve three-year terms until the 2014 annual meeting of shareholders or until their successors are duly elected and qualified or until their office is otherwise vacated: Raymond Dwek, Roger Jeffs, Christopher Patusky and Tommy Thompson;

  2.
  Approval of an advisory resolution on executive compensation;

  3.
  An advisory vote on the frequency of future advisory votes on executive compensation;

  4.
  Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011; and

  5.
  To consider and act upon such other business as may properly come before the annual meeting of shareholders and any adjournment or postponement thereof.

        Only shareholders as of April 30, 2011, are entitled to notice of, and to vote at, our 2011 annual meeting of shareholders.

        Important Notice Regarding the Availability of Proxy Materials for United Therapeutics Corporation's 2011 Annual Meeting of Shareholders to Be Held on Wednesday, June 29, 2011:

United Therapeutics Corporation's Proxy Statement, Annual Report, Form 10-K and
other proxy materials are available at: http://ir.unither.com/annualProxy.cfm.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PRE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

        ALL SHAREHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THIS MEETING.

                      By Order of the Board of Directors,

                      Paul A. Mahon
                       Corporate Secretary

May 2, 2011
Silver Spring, Maryland

NOTICE: Rules that govern how brokers vote your shares have recently changed, such that brokers are no longer permitted to vote on the election of directors, the advisory resolution on executive compensation or the advisory vote on the frequency of future advisory votes on executive compensation without instructions from the beneficial owner, as discussed in more detail in the accompanying Proxy Statement. Therefore, if your shares are held through a brokerage firm, bank or other nominee, they will not be voted on these matters unless you affirmatively vote your shares in one of the ways described in the accompanying Proxy Statement.

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PAGE
Summary of Terms of Plan-Based Awards	42
Table: Outstanding Equity Awards at 2010 Fiscal Year-End	43
Table: Option Exercises and Stock Vested in 2010	44
Table: Pension Benefits in 2010	45
Supplemental Executive Retirement Plan	45
Rabbi Trust	46
Potential Payments Upon Termination or Change in Control	47
Table: Potential Payments Upon Termination or Change in Control	48
Changes to Milestones for 2011	50
PROPOSAL No. 4: Ratification of the Appointment of Ernst & Young LLP as United Therapeutics Corporation's Independent Registered Public Accounting Firm for 2011	51
REPORT OF THE AUDIT COMMITTEE AND INFORMATION ON OUR INDEPENDENT AUDITORS	52
Report of the Audit Committee	52
Principal Accountant Fees and Services	54
Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of our Independent Auditors	54
OTHER MATTERS	55
Certain Relationships and Related Party Transactions	55
Review and Approval of Related Party Transactions	55
Beneficial Ownership of Common Stock	56
Stock Split	59
Section 16(a) Beneficial Ownership Reporting Compliance	59
Shareholder Proposals and Director Nominations	59
Other Business	60
Shareholders Sharing the Same Address	60
Annual Report	61
Transportation Information	61
Proxy Card

ii

UNITED THERAPEUTICS CORPORATION
1040 Spring Street
Silver Spring, MD 20910

PROXY STATEMENT FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

General

        This Proxy Statement and enclosed proxy card are being furnished on or about May 9, 2011, to shareholders of United Therapeutics Corporation in connection with the solicitation by our Board of Directors of proxies to be voted at our 2011 annual meeting of shareholders (Annual Meeting) and any adjournment or postponement thereof. Our Annual Meeting will be held on Wednesday, June 29, 2011, beginning at 9:00 a.m. local time at our corporate headquarters, 1040 Spring Street, Silver Spring, Maryland 20910.

Record Date and Outstanding Shares

        On April 30, 2011 (the Record Date), there were 58,075,516 shares of our common stock outstanding and entitled to vote at our Annual Meeting. Only shareholders of record on the Record Date will be entitled to vote, either in person or by proxy, at our Annual Meeting, and each share will have one vote for each director nominee and one vote for each other matter to be voted on.

Solicitation

        We will bear the cost of soliciting proxies. Our officers and employees may solicit proxies in person or by telephone, fax, email or regular mail, and they will receive no additional compensation for such work. Copies of solicitation materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and normal handling charges may be paid for such forwarding service.

Voting Rights and Quorum

        Shares can be voted at our Annual Meeting only by shareholders who are present in person or represented by proxy. Whether or not a shareholder plans to attend our Annual Meeting in person, he or she is encouraged to sign and return the enclosed proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Corporate Secretary of United Therapeutics Corporation at 1040 Spring Street, Silver Spring, Maryland 20910, a written notice of revocation or a fully executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to achieve a quorum for the transaction of business at the Annual Meeting.

        Abstentions, "broker non-votes" (i.e., shares held by brokers or nominees that are represented at the meeting but with respect to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners thereof or persons entitled to vote thereon) and proxies that are marked "withhold authority" with respect to the election of any one or more nominees for election as directors will be counted as present in determining whether the quorum requirement is satisfied.

        Your broker, bank, trust or other nominee has the discretion to vote on routine corporate matters (including the ratification of the appointment of the independent registered public accounting firm) presented in the proxy materials without your specific voting instructions. Your broker, bank, trust or other nominee does not have the discretion to vote on non-routine matters (including the election of directors, the advisory resolution on executive compensation and the advisory vote on the frequency of future advisory votes on executive compensation). For non-routine matters, your shares will not be voted without your specific voting instructions.

Proxy

        If the enclosed proxy card is properly executed and returned prior to the Annual Meeting, the shares represented by the proxy card will be voted in accordance with the shareholder's directions. If the proxy card is signed and returned without any direction given, shares of our common stock represented by the proxy will be voted in accordance with the Board's recommendations as follows: (i) FOR the election of each of the four director nominees named on the proxy card, (ii) FOR the approval of the advisory resolution on executive compensation, (iii) to conduct future advisory votes on executive compensation every ONE YEAR, and (iv) FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

        Each of our director nominees has consented to be named herein and to continue to serve on our Board of Directors, if elected. It is not anticipated that any nominee will become unable or unwilling to accept his or her nomination or election. If such an event should occur, the persons named in the proxy intend to vote for the election of, in such nominee's stead, such other person as is recommended to our Board of Directors by our Board of Directors' Nominating and Governance Committee. In the alternative, the persons named in the proxy may simply vote for the remaining nominees, leaving a vacancy that may be filled at a later date by our Board of Directors, or our Board of Directors may reduce the size of the Board.

Voting Requirements

  Election of Directors

        Directors are elected by a plurality of the affirmative votes cast at our Annual Meeting. A "plurality" voting standard means that the four nominees who receive the largest number of votes cast will be elected as directors. Broker non-votes and shares as to which a shareholder withholds voting authority are not considered votes cast and therefore have no impact on the election of directors. Cumulative voting is not permitted in the election of directors. Proxies may not be voted for more than four nominees.

  All Other Proposals to Be Voted On

        The affirmative vote of the holders of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at our Annual Meeting is required for approval of each of the other proposals to be voted on at the meeting. Abstentions have the same effect as an "against" vote. Broker non-votes, if any, have no impact on the vote.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Our Board of Directors (Board) consists of ten members and is divided into three classes of three or four members each. At each annual meeting of shareholders, members of one of the classes, on a rotating basis, are elected to a three-year term. This year at our Annual Meeting, Raymond Dwek, Roger Jeffs, Christopher Patusky and Tommy Thompson are nominees for election as Class III directors to serve three-year terms until our 2014 annual meeting of shareholders or until their successors are duly elected and qualified or their office is otherwise vacated.

        We believe that our directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our shareholders. We also endeavor to have a board of directors that, as a whole, represents a range of experiences in business, government, education and technology and in other areas that are relevant to our business activities. In addition, our Board believes there are certain attributes every director should possess, which are set forth in the Director Nominations and Diversity section below.

        In evaluating incumbent directors for re-nomination to our Board, the members of our Nominating and Governance Committee consider a variety of factors. These include each director's independence, financial literacy, personal and professional accomplishments, tenure on our Board and experience in light of our business goals. The following presents information concerning persons nominated for election as directors at our Annual Meeting and for those of our directors whose terms of office will continue after our Annual Meeting, including their membership on committees of our Board, principal occupations or affiliations during the last five years or more, director qualifications, and certain other directorships held. For additional information concerning the director nominees, including stock ownership and compensation, see the section entitled Non-Employee Director Compensation and the Beneficial Ownership of Common Stock table below.

Nominees for Election at our 2011 Annual Meeting of Shareholders

Raymond Dwek, F.R.S. Age 69	Chairman, Scientific Committee
Professor Dwek is a Fellow of the Royal Society, London, and has served as Director of the Glycobiology Institute and Professor of Glycobiology at the University of Oxford since 1988. He was President of the Institute of Biology (a professional organization) from 2008 through 2010. From 2000 to 2006, Professor Dwek served as head of the Department of Biochemistry at the University of Oxford. Professor Dwek has been serving in various positions at the University of Oxford since 1966. In 1988, Professor Dwek was the scientific founder of Oxford GlycoSciences PLC, which was publicly traded on the London Stock Exchange and NASDAQ, and he served as a member of its Board of Directors until its sale in 2003. He was the 2007 Kluge Chair of Technology and Society at the U.S. Library of Congress. Professor Dwek is the founder of glycobiology, the study of the structure, biosynthesis and biology of sugar chains attached to proteins. He has served as a United Therapeutics director since 2002.

Professor Dwek has extensive scientific expertise and experience as both head of the Department of Biochemistry at the University of Oxford, the world's largest biochemistry department, and as a biotechnology innovator at organizations such as the Glycobiology Institute and Oxford GlycoSciences PLC. In evaluating existing and potential new programs, our Board benefits from his scientific insight and experience in pharmaceutical research and development.

Roger Jeffs, Ph.D. Age 49	Dr. Jeffs received his undergraduate degree in chemistry from Duke University and his Ph.D. in pharmacology from the University of North Carolina. Dr. Jeffs joined United Therapeutics in September 1998 as Director of Research, Development and Medical. Dr. Jeffs was promoted to Vice President of Research, Development and Medical in July 2000, and to his current position of President and Chief Operating Officer in April 2001. From 1993 to 1995, Dr. Jeffs worked at Burroughs Wellcome & Company where he was a member of the clinical research team that developed Flolan®, the first FDA-approved therapy for patients with pulmonary arterial hypertension. From 1995 to 1998, Dr. Jeffs worked at Amgen, Inc. where he served as the worldwide clinical leader of the Infectious Disease Program. Dr. Jeffs currently leads our global clinical, commercial, manufacturing and business development efforts. He has served as a United Therapeutics director since 2002.

As he is responsible for our global clinical, commercial and manufacturing operations, Dr. Jeffs manages the largest portion of our annual budget and headcount. Our Board benefits from Dr. Jeffs' thorough and real-time understanding of our company and knowledge of our existing business, risks and prospects. Dr. Jeffs also brings to the Board extensive experience in the biotechnology industry gained from his service at Burroughs Wellcome & Company and Amgen. In addition to managing critical areas of our business, Dr. Jeffs manages the majority of our senior managers and employees and offers valuable insights to our Board related to our infrastructure and growth strategy.

Christopher Patusky, J.D., M.G.A. Age 47	Vice Chairman of the Board
Lead Independent Director
Chairman, Nominating and Governance Committee
Member, Audit Committee
Since August 2007, Professor Patusky has served as Director, Office of Real Estate, for the Maryland Department of Transportation, where he is responsible for overseeing the Department's real estate matters statewide, including its transit-oriented development program. From 2002 until May 2007, Professor Patusky served as the Executive Director and a member of the faculty of the Fels Institute of Government at the University of Pennsylvania. From 1989 until 2000, Professor Patusky practiced law, focusing on litigation, intellectual property law and business startups. Our Board of Directors has determined that Professor Patusky meets the financial sophistication requirements of NASDAQ's listing standards. He has served as a United Therapeutics director since 2002.

Professor Patusky brings to our Board extensive governance experience from his former position as an administrator and faculty member at the Fels Institute of Government, which is the University of Pennsylvania's graduate program in public policy and public management, as well as legal experience from his prior career in private practice, which focused on litigation, intellectual property law, and business startups. Professor Patusky also brings to our Board familiarity with governmental regulation and relations between the government and the private sector due to his leadership experience in state government in the Maryland Department of Transportation. His responsibilities at the Fels Institute and the Maryland Department of Transportation have included significant budgetary management and oversight responsibilities.

Tommy Thompson, J.D. Age 69	Before entering the private sector in 2005, Governor Thompson enjoyed a long and distinguished career in public service. As Secretary of Health and Human Services from 2001 to 2005, he was a leading advocate for the health and welfare of all Americans. He also served four terms as Governor of Wisconsin from 1987 to 2001. From 2005 to the present, Governor Thompson has served as a partner at the law firm of Akin Gump Strauss Hauer & Feld LLP in Washington, D.C. From 2005 to 2009, he also served as the Independent Chairman of the Deloitte Center for Health Solutions, which researches and develops solutions to some of our nation's most pressing health care and public health related challenges. He also served as chairman of the board of directors of AGA Medical Holdings, Inc. from 2005 until November 2010, and is a member of the boards of directors of CareView Communications, Inc., Centene Corporation and C.R. Bard, Inc. He previously served on the boards of directors of SpectraScience and CNS Response, Inc. (through December 2009), and X Shares Advisors (through March 2007). Governor Thompson has served as a United Therapeutics director since 2010. Governor Thompson was recommended as a director to the Nominating and Governance Committee by two of our independent directors.

Governor Thompson brings to our Board expertise in the healthcare industry, both as a public official (former Secretary of the U.S. Department of Health and Human Services) and in the private sector (Deloitte Center for Health Solutions), as well as public company board experience (AGA Medical Holdings, Inc., CareView Communications, Inc., Centene Corporation, C.R. Bard, Inc., SpectraScience, CNS Response, Inc., X Shares Advisors) and knowledge of legislative affairs. Governor Thompson's legal experience from his private practice at Akin Gump Strauss Hauer & Feld LLP also is useful in the Board's oversight of the Company's legal and regulatory compliance.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE "FOR"
THE ELECTION OF EACH OF THE NOMINEES AS CLASS III DIRECTORS.

 BOARD OF DIRECTORS, COMMITTEES, CORPORATE GOVERNANCE

Class I Directors Continuing in Office with Terms Ending in 2012

Martine Rothblatt, Ph.D., J.D., M.B.A. Age 56	Chairman of the Board
Dr. Rothblatt founded United Therapeutics in 1996 and has served as Chairman and Chief Executive Officer since its inception. Prior to United Therapeutics, she founded and served as Chairman and Chief Executive Officer of Sirius Satellite Radio. She also represented the radio astronomy interests of the National Academy of Sciences' Committee on Radio Frequencies before the Federal Communications Commission and led the International Bar Association's efforts to present the United Nations with a draft Human Genome Treaty. Her book, YOUR LIFE OR MINE: HOW GEOETHICS CAN RESOLVE THE CONFLICT BETWEEN PUBLIC AND PRIVATE INTERESTS IN XENOTRANSPLANTATION, was published by Ashgate in 2004. She is a co-inventor on three of our patents pertaining to treprostinil. She has served as a United Therapeutics director since 1996.

Dr. Rothblatt brings to the Board extensive leadership and business experience at technology companies such as Sirius Satellite Radio, as well as in-depth knowledge of our company from her service as our founder, Chairman and Chief Executive Officer. She is also an expert in medical ethics, having obtained her Ph.D. in medical ethics from the Royal College of Medicine and Dentistry, Queen Mary College, University of London.
Louis Sullivan, M.D. Age 77
Member, Compensation Committee
Member, Nominating and Governance Committee
Member, Scientific Committee
Dr. Sullivan currently serves as a Director of Henry Schein, Inc. (since 2001), BioSante Pharmaceuticals, Inc. (since 1994), and Emergent BioSolutions, Inc. (since 2005), all publicly traded companies. Dr. Sullivan was the founding President of Morehouse School of Medicine, from 1981 to 1989 and 1993 to 2002, and he became President Emeritus of Morehouse School of Medicine in July 2002. Dr. Sullivan was also founder and Chairman of Medical Education for South African Blacks, Inc., a member of the National Executive Council for the Boy Scouts of America, and a member of the Board of Trustees of Little League of America. Dr. Sullivan served as Secretary of the United States Department of Health and Human Services from 1989 to 1993. He is a physician certified in internal medicine with a subspecialty certification in hematology. He has served as a United Therapeutics director since 2002.

Dr. Sullivan brings to our Board extensive experience in the healthcare industry as a public official from his service as a Secretary of the U.S. Department of Health and Human Services, physician certified in internal medicine and professor and administrator at Morehouse School of Medicine. He also has substantial public company board experience gained from his service as a director of Henry Schein, Inc., BioSante Pharmaceuticals, Inc. and Emergent BioSolutions, Inc.

Ray Kurzweil Age 63	Mr. Kurzweil is an inventor, entrepreneur and author, and has created several important technologies in the artificial intelligence field. He has received the National Medal of Technology, the MIT-Lemelson Prize, nineteen honorary doctorates and honors from three U.S. Presidents. Mr. Kurzweil was selected as a 2002 inductee into the National Inventors Hall of Fame. Since 1995, Mr. Kurzweil has served as the Chief Executive Officer of Kurzweil Technologies, Inc., a technology development firm. He has served as a United Therapeutics director since 2002.

Mr. Kurzweil brings to our Board extensive technological experience as an inventor and technology developer. His technical expertise in the areas of artificial intelligence, telemedicine, and pharmaceutical research and development, and his experience in building businesses around his inventions, provide our Board with perspective in evaluating current and proposed technologies and business opportunities. Mr. Kurzweil also brings to our Board substantial corporate leadership experience from his role as Chief Executive Officer of Kurzweil Technologies, Inc.

Class II Directors Continuing in Office with Terms Ending in 2013

Christopher Causey, M.B.A. Age 48	Chairman, Compensation Committee
Member, Scientific Committee
Mr. Causey has served as the Principal of the Causey Consortium, a professional services organization providing business strategy and marketing counsel to the healthcare industry, since 2002. Previously, Mr. Causey served as a senior marketing officer for a variety of healthcare and technology companies. From 2001 to 2002, Mr. Causey served as the Chief Marketing Officer for Definity Health Incorporated. Since 2008, he has also been a member of the Board of Directors of Data Sciences International, Inc., a private company that develops wireless physiological monitoring solutions. Mr. Causey has served as a United Therapeutics director since 2003.

Drawing upon over 20 years of experience in strategic planning and marketing for health care delivery, financing and biotechnology organizations, including as Principal of Causey Consortium, a professional services organization that provides strategy and marketing counsel to the healthcare industry, Mr. Causey brings to our Board substantial expertise in the health care and biotech industries. Now that we have three marketed products, our Board benefits from Mr. Causey's extensive leadership experience as a senior health care marketing executive at companies such as Definity Health Incorporated. He has also led technology and management assessment efforts for our Board.

Richard Giltner Age 47	Member, Audit Committee
Member, Nominating and Governance Committee
From 2009 until 2010, Mr. Giltner was a portfolio manager at Lyxor Asset Management, an asset management group at the French bank Société Générale. From 2006 until 2009, he served as a managing director of Société Générale Asset Management, an international fund management firm, and head of the European office for its fund of hedge funds group. From 2003 to 2006, Mr. Giltner was the global head of foreign exchange options for the investment banking arm of Société Générale. He also held various other managerial positions within Société Générale from 1991 until 2003. Mr. Giltner has been a private investor since his retirement from Société Générale in 2010. Our Board of Directors has determined that Mr. Giltner meets the financial sophistication requirements of NASDAQ's listing standards. Mr. Giltner has served as a United Therapeutics director since 2009.

Mr. Giltner brings to our Board over twenty years of experience in the financial sector, including international financial markets, financial derivatives, alternative investments and asset management. As our business continues to grow and expand, our Board benefits from Mr. Giltner's global business and financial expertise and his perspective as an institutional investor as well as his leadership experience in international finance from his service in various management roles at Société Générale.
R. Paul Gray Age 47
Chairman, Audit Committee
Member, Compensation Committee
Mr. Gray is currently the Managing Member of Core Concepts, LLC, a strategic and financial consulting firm, which he founded in 2002. From 1985 to 1999, Mr. Gray practiced as a Certified Public Accountant at Ernst & Young LLP, KPMG LLP and Beers & Cutler LLP. Mr. Gray has served as an officer for his clients and companies within Core Concepts' portfolio from time to time. Our Board of Directors has determined that Mr. Gray is an audit committee financial expert as defined under the rules and regulations of the Securities and Exchange Commission and meets the financial sophistication requirements of NASDAQ's listing standards. Mr. Gray currently serves on the boards of several public companies including Red Branch Technologies, Inc. (since 2006), Critical Solutions, Inc. (since 2009), and Biomimix, Inc. (since 2006). Mr. Gray also serves on the board of Nano Therapies, LLC. Mr. Gray served on the board of TenthGate, Inc., a public medical holding company, until December 2007 and served as a director of Earth Search Sciences, Inc., a publicly traded company, until May 2005. Mr. Gray has served as a United Therapeutics director since 2003.

Mr. Gray brings to our Board over twenty years of experience as an accountant (Ernst & Young LLP, KPMG LLP and Beers & Cutler LLP) and entrepreneur (Core Concepts, LLC). Mr. Gray's significant experience as a director of various public and private companies (Red Branch Technologies, Inc., Critical Solutions, Inc., Biomimix, Inc., Nano Therapies, LLC, TenthGate, Inc.) provides him with expertise on governance, financial reporting compliance, accounting, finance, business development and audit matters that is beneficial to our Board.

The Role of our Board: Risk Oversight

        Our Board is responsible for overseeing the risks facing our company. Our Board works directly with our executive officers and other members of our senior management in carrying out its risk oversight function. Our directors take a proactive, interested and detailed approach to their service on our Board, and set expectations to promote our success through the achievement of business objectives while maintaining high standards of responsibility and ethics. At its regularly scheduled meetings our Board receives reports from our Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and General Counsel, and may also receive reports from the Committee Chairmen, outside consultants and other members of senior management, among others. These presentations often include identification and assessment of risks our company currently faces or may face in the future. Our Board is able to ask questions, discuss and provide guidance to management on the risks presented, as well as any risks that our Board identifies. Our senior management is responsible for assessing risk on a daily basis. Our Board expects that our senior management continually identifies, assesses and manages the short-term and long-term risks faced by our company. If members of our senior management identify risks that are material to our company, our Board may convene a special meeting to discuss, assess and address such risks.

        Our Board implements its risk oversight function both as a whole and through delegation to various committees. These committees meet regularly and report back to the full Board. Our Compensation Committee's duties include overseeing an assessment of the incentives and risks arising from or related to our compensation policies and practices, including but not limited to those applicable to executive officers, and to evaluate whether those incentives and risks are appropriate. Our Audit Committee's responsibilities include general oversight of our company's practices with respect to risk assessment and risk management.

        In April 2011, the Compensation Committee reviewed a risk assessment conducted by management and the Compensation Committee's independent compensation consultant, Compensia, Inc., to determine whether the design of our employee compensation programs and the amounts and components of employee compensation might create incentives for excessive risk-taking by our employees. The Compensation Committee believes that our compensation programs encourage employees, including our executives, to remain focused on a balance of the short- and long-term operational and financial goals of our company, and thereby reduce the potential for actions that involve an excessive level of risk. See the section entitled Compensation Discussion and Analysis—Executive Summary—Summary of Compensation Governance Policies for information regarding certain risk-mitigating features of our compensation program.

Board of Directors Leadership

        Our Chief Executive Officer, who founded our company, serves as Chairman of our Board. Our Board believes that the combined role of Chairman and Chief Executive Officer currently is an appropriate leadership structure for our company. In this regard, having a combined Chairman and Chief Executive Officer provides an efficient and effective leadership model for a growing entrepreneurial company like ours, as it fosters clear accountability, effective decision-making, and alignment on corporate strategy. In addition, because our Board works closely with our executive officers and members of senior management, there is a natural synergy in the combined Chairman and Chief Executive Officer role that facilitates our Board's guidance of management.

        The independent directors on our Board have designated a Lead Independent Director. Among other responsibilities, our Lead Independent Director coordinates the activities of our other independent directors, approves Board meeting schedules, agendas and information sent to our Board, chairs all meetings of the Board at which the Chairman is not present, including executive sessions of our independent directors, and serves as principal liaison between our independent directors and our

Chairman and senior management. The Lead Independent Director also has the authority to call meetings of the independent directors and is available for consultation and communication with major shareholders, if requested. A more detailed description of the Lead Independent Director is included in our Corporate Governance Guidelines, which are available on our website at http://ir.unither.com/governance.cfm.

Director Nominations and Diversity

        The Nominating and Governance Committee of our Board does not have a formal policy with respect to considering director candidates or director diversity. Once the Nominating and Governance Committee identifies a potential director nominee, it screens the candidate, performs reference checks and conducts interviews with the help of our General Counsel. If the outcome of that process is favorable, the Nominating and Governance Committee may recommend the candidate to our Board for nomination.

        The Nominating and Governance Committee considers candidates recommended by shareholders and evaluates them using the same criteria as it uses to evaluate all other candidates. The Nominating and Governance Committee seeks to recommend director candidates who will enhance the quality of our Board's deliberations and decisions, who will take their duties seriously and who will promote the values and ethics to which we subscribe.

        A shareholder who wishes to suggest a prospective nominee for the Nominating and Governance Committee's consideration should submit the candidate's name and qualifications to our Corporate Secretary at the address set forth under Shareholder Communications with Directors below.

  Minimum Criteria for Director Candidates

        To be considered by the Nominating and Governance Committee, a director candidate must meet the following minimum criteria:

  •
  Personal and professional integrity;

  •
  A record of exceptional ability and judgment;

  •
  Ability and willingness to participate fully and work constructively in Board activities, including active participation in meetings of our Board and its committees;

  •
  Interest, capacity and willingness, in conjunction with the other members of our Board, to serve the interests of our shareholders;

  •
  Reasonable knowledge of the fields of our operations, as well as familiarity with the principles of corporate governance;

  •
  Expertise to serve on one or more committees of our Board; and

  •
  Absence of any personal or professional relationships that would adversely affect his or her ability to serve our best interests and those of our shareholders.

  Additional Qualities and Skills for Director Candidates

        In addition, the Nominating and Governance Committee is interested in candidates who possess the following skills:

  •
  The ability to contribute to the variety of opinions, perspectives, personal and professional experiences and backgrounds, as well as other characteristics that differ among members of our Board;

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  A desire to contribute positively to the existing tone and collaborative culture among our Board members; and

  •
  Professional and personal experiences and expertise relevant to achievement of our strategic objectives.

        The Nominating and Governance Committee's evaluation of director nominees takes into account their ability to contribute these qualities and skills to the Board, and the Nominating and Governance Committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board.

Director Independence

        Our Board has determined that: (i) Christopher Causey, Richard Giltner, R. Paul Gray, Christopher Patusky, Louis Sullivan and Tommy Thompson are independent in accordance with the NASDAQ listing standards; (ii) Roger Jeffs and Martine Rothblatt are not independent, due to Dr. Jeffs' employment as our President and Chief Operating Officer and Dr. Rothblatt's employment as our Chief Executive Officer; (iii) Ray Kurzweil is not independent due to certain payments received in connection with the technical services agreements described in the section entitled Certain Relationships and Related Transactions below; and (iv) R. Paul Gray, Christopher Patusky and Richard Giltner meet the heightened independence standards for audit committee members set forth in rules promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act).

        In the past, Professor Dwek has been regarded as one of our independent directors. Our Board has determined not to designate Professor Dwek as independent under the NASDAQ listing standards, after considering the transactions between United Therapeutics and the University of Oxford described in the section entitled Certain Relationships and Related Transactions below. Our Board still finds that Professor Dwek brings significant and valuable independent insight to the Board, and does not believe that our relationship with Oxford University falls within any of the categorical prohibitions against a finding of independence under the NASDAQ listing standards. However, in an abundance of caution and in light of the continuing and increasing extent of our relationship with Oxford, the Board no longer designates him as an "independent director" within the meaning of the NASDAQ listing standards. In determining that Governor Thompson is independent, the Nominating and Governance Committee considered the fact that he is a partner with the law firm Akin Gump Strauss Hauer & Feld LLP, which represented the Company until 2005 (five years before Mr. Thompson joined our Board).

 Committees of our Board of Directors

        Our Board has established four committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Scientific Committee. The current composition of each committee is as follows:

*
Non-Independent

**
Lead Independent Director

***
Management

Audit Committee

        The Audit Committee's responsibilities include:

  •
  Representing and assisting our Board in its oversight responsibilities regarding our accounting and financial reporting processes, the audits of our financial statements, including the integrity of our financial statements, and the qualifications and independence of Ernst & Young, LLP, our independent registered public accounting firm;

  •
  Retaining and terminating our independent auditors;

  •
  Approving in advance all audit and non-audit services to be performed by our independent auditors; and

  •
  Approving related party transactions (as defined under the rules of the Securities and Exchange Commission (SEC)).

        For additional information regarding the processes and procedures used by the Audit Committee, see the section entitled Report of the Audit Committee below.

        The Audit Committee's duties are fully outlined in its charter.

Compensation Committee

        The Compensation Committee oversees our compensation plans and policies, reviews and approves compensation for our executive officers and administers our equity incentive and share tracking awards plans, including reviewing and approving grants of stock options and share tracking awards to our executive officers and employees. The Compensation Committee's responsibilities include:

  •
  Creating a system for awarding long-term and short-term performance-oriented incentive compensation to attract and retain senior management, and reviewing our compensation plans to confirm that they are appropriate, competitive and properly reflect our goals and objectives; and

  •
  Assisting our Board in discharging its responsibilities regarding compensation of our executive officers.

        The Compensation Committee's charter provides that it may delegate responsibilities to subcommittees if it determines such a delegation would be in the best interest of the company. For additional information regarding the processes and procedures used by the Compensation Committee, see the section entitled Executive Pay Decisions and Process in the Compensation Discussion & Analysis below.

        The Compensation Committee's duties are fully outlined in its charter.

Independent Compensation Consultant

        The Compensation Committee has the authority to engage advisors to assist it in carrying out its responsibilities. In accordance with this authority, the Compensation Committee directly engaged Compensia, Inc. (Compensia) as its compensation consultant to advise it on our executive and non-employee director compensation practices and policies. Compensia served in this capacity from 2004 until early 2011, when the Company hired its principal consultant at Compensia to serve as the Company's Executive Vice President of Organizational Development. The Committee is actively seeking a new independent compensation consultant to perform the services previously provided by Compensia. The Compensation Committee, in its discretion, may replace its independent compensation consultant or hire additional consultants at any time. We have determined that Compensia was independent in 2010 because it did not provide any services to us other than providing advice with respect to executive and director compensation and received compensation only for services it provided to or on behalf of the Compensation Committee.

        The Compensation Committee engaged Compensia to review and advise it on all principal aspects of executive and non-employee director compensation. This included base salaries, cash incentive bonus awards, and long-term incentive bonus awards for our executive officers, and cash compensation and long-term incentive awards for non-employee directors. Tasks Compensia performed for the Compensation Committee in 2010 included:

  •
  Reviewing and advising on the structure of our compensation arrangements (i.e., base salary levels, cash incentive bonus award target levels and the size of long-term incentive bonus award targets) for our Chief Executive Officer and our other executive officers;

  •
  Providing recommendations regarding the composition of our peer groups;

  •
  Gathering and analyzing publicly available proxy data for our peer groups and survey data relating to executive compensation;

  •
  Conducting pay and performance analyses relative to our peer groups;

  •
  Updating the Compensation Committee on industry trends and best practices with respect to executive long-term incentive compensation program design, including types of long-term incentive compensation awards, size of long-term incentive compensation grants, and aggregate long-term incentive compensation grant usage;

  •
  Evaluating the United Therapeutics Corporation Share Tracking Awards Plan against industry norms and our design/cost targets;

  •
  Assisting with the drafting of the Compensation Discussion and Analysis for our Proxy Statement; and

  •
  Working on special or ad-hoc projects for, or at the request of, the Compensation Committee as they arose.

        In the course of fulfilling these responsibilities, Compensia regularly communicated with the Compensation Committee Chairman outside of and prior to most Compensation Committee meetings. The Compensation Committee may invite its independent compensation consultant to attend its meetings. In 2010, Compensia attended four of the Compensation Committee's five meetings.

        While the Compensation Committee considered Compensia's recommendations in 2010, the Compensation Committee's decisions, including the specific amounts paid to our executive officers and directors, were its own and may reflect factors and considerations other than the information and recommendations provided by Compensia.

Nominating and Governance Committee

        In addition to the responsibilities described in the section entitled Director Nominations and Diversity above, the Nominating and Governance Committee's responsibilities include:

  •
  Proposing nominees for election to our Board;

  •
  Proposing nominees to fill vacancies and newly created directorships;

  •
  Reviewing candidates for election to our Board recommended to us by our shareholders;

  •
  Recommending committee membership and chairmen;

  •
  Reviewing management succession plans;

  •
  Developing, evaluating, recommending to our Board and monitoring all matters with respect to corporate governance; and

  •
  Monitoring our compliance with legal and regulatory obligations.

        The Nominating and Governance Committee's duties are fully outlined in its charter.

Scientific Committee

        The Scientific Committee's responsibilities include:

  •
  Providing strategic advice and making recommendations to our Board and management regarding our current and planned research and development programs;

  •
  Advising our Board and management on the scientific merit of technology or products involved in licensing and acquisition opportunities; and

  •
  Reviewing new developments, technologies, and trends in biopharmaceutical research and development.

        Scientific Committee members with appropriate scientific expertise also serve as members of our Scientific Advisory Board and act as the Board's liaisons to our Scientific Advisory Board. Our Scientific Advisory Board is composed of scientists and physicians who meet periodically to discuss and evaluate potential opportunities for our company and guide our scientists as they work to develop improved versions of our existing products. From time to time, our Chairman and Chief Executive Officer will ask Scientific Committee members to review technological developments that are strategically important or promising to our company.

        The Scientific Committee's duties are fully outlined in its charter.

 Corporate Governance Guidelines and Committee Charters

        At the recommendation of the Nominating and Governance Committee, the Board has adopted Corporate Governance Guidelines as a framework for the governance of our company. Our Corporate Governance Guidelines, along with the charter for each Board committee, is available electronically in the "Corporate Governance" section of the "Investor Relations" page of our website located at http://ir.unither.com/governance.cfm, or by writing to us at United Therapeutics Corporation, Attention: Corporate Secretary, 1040 Spring Street, Silver Spring, Maryland 20910, or by sending an e-mail to corporatesecretary@unither.com.

 Stock Ownership Guidelines

        In April 2011, on the joint recommendation of the Compensation Committee and the Nominating and Governance Committee, the Board adopted Stock Ownership Guidelines applicable to our directors and Named Executive Officers. Our Board adopted Stock Ownership Guidelines to further align the financial interests of our Named Executive Officers and directors with those of our shareholders, to foster a long-term management orientation, and to promote sound corporate governance. For non-employee members of our Board, our Stock Ownership Guidelines provide an ownership target equal to the lesser of 5,000 shares or five times the annual board retainer. Ownership targets for our Named Executive Officers (including those serving on the Board) are described below under Compensation Discussion and Analysis—Stock Ownership Guidelines.

        In determining ownership levels for each director under our Stock Ownership Guidelines, credit is provided for shares held outright, as well as the number of vested, but unexercised, stock options and STAP awards. For purposes of vested, unexercised stock option and STAP awards, shares will be calculated on an "as if exercised" basis, assuming a cashless exercise and net of taxes (using an assumed 35% tax rate). The policy provides procedures for granting exemptions in the case of severe financial hardship.

Meetings of our Board of Directors

        Our full Board held six meetings during 2010. In addition, during 2010, the Audit Committee held seven meetings, the Compensation Committee held five meetings, and the Nominating and Governance Committee held two meetings. Each of our directors attended more than 75% of the total number of meetings of our Board and the committees on which he or she served during 2010. In accordance with applicable NASDAQ listing standards, the independent members of our Board met without management present four times during 2010. Although attendance is not mandatory, our Board encourages all of its members to attend the annual meeting of shareholders. Eight directors, constituting all but two members of our Board, attended our 2010 annual meeting of shareholders.

Shareholder Communication with Directors

        Shareholders are encouraged to address any director communications to our Corporate Secretary by overnight or certified mail, signature acceptance or return receipt required, at: United Therapeutics Corporation, Attention: Corporate Secretary, 1040 Spring Street, Silver Spring, Maryland 20910. Our Corporate Secretary has the authority to disregard or take other reasonable action with respect to any inappropriate shareholder communications. After confirming the stock ownership of the author of the communication, our Corporate Secretary will review the appropriateness of a shareholder communication based on the relevance of the communication to Board decisions. If deemed an appropriate communication, our Corporate Secretary will submit the shareholder communication to our Lead Independent Director. Shareholders will receive a written acknowledgement from our Corporate Secretary upon receipt of such written communication.

DIRECTOR COMPENSATION

        Our non-employee directors are eligible to receive stock options under the 1997 United Therapeutics Amended and Restated Equity Incentive Plan (EIP) and awards under the 2008 United Therapeutics Corporation Share Tracking Awards Plan and the 2011 United Therapeutics Corporation Share Tracking Awards Plan (together, the STAP). Non-employee directors' initial and annual stock option and STAP awards are granted with an exercise price equal to the closing price of our common stock as reported on the NASDAQ Global Select Market (NASDAQ) on the date of grant, or on the preceding trading day if the award is granted on a date when the NASDAQ is not open. Initial grants of stock options or STAP awards, consisting of the initial membership award and a pro-rated amount of the annual award for the remainder of the then-current term, are made on the date of a director's appointment or election to our Board, or on the preceding trading day if the award is granted on a date when the NASDAQ is not open. Annual awards of stock options or STAP awards are made on the date of the first meeting of our Board following our annual meeting of shareholders in the year of grant. Awards of stock options and STAP awards to our non-employee directors become fully vested on the one-year anniversary of the grant date only if the director attends at least 75% of the regularly scheduled meetings of our Board and his or her committee meetings from the date of grant until the date of our next annual meeting of shareholders.

        The following table describes our current compensation practices for non-employee directors. Employee directors do not receive any compensation for service on our Board in addition to their regular compensation as employees.

		Stock Option or STAP Awards(3)
	Annual Cash
		Initial (#)	Annual (#)
Board Membership	$25,000	20,000	15,000
Lead Independent Director(1)	$25,000	—	—
Committee Chairmanship(2):
Audit Committee	$20,000	—	—
Compensation Committee	$15,000	—	—
Nominating and Governance Committee	$10,000	—	—
Scientific Committee	$15,000	—	—
Committee Membership(2):
Audit Committee	$10,000	—	—
Compensation Committee	$7,500	—	—
Nominating and Governance Committee	$5,000	—	—
Scientific Committee	$7,500	—	—

(1)
Compensation for service as Lead Independent Director is paid in addition to amounts paid for membership on our Board and for any committee chairmanship or membership.

(2)
Committee chairmen receive the compensation indicated for committee chairmanship in lieu of the compensation for committee membership. Compensation for committee chairmanship and committee membership is paid in addition to amounts paid for membership on our Board.

(3)
Annual awards are granted once per year on the date of the first meeting of our Board following our annual meeting of shareholders. As such, the next grant to non-employee members of our Board will occur on June 29, 2011.

        Directors may also be compensated for special assignments from our Board. In 2010, Louis Sullivan and Raymond Dwek received compensation for serving as members of our Scientific Advisory Board in their capacity as Board liaisons. The compensation received is reported in the Director Compensation table below. Effective April 1, 2010, the members of the Scientific Advisory Board who also are members of our Board of Directors no longer receive fees for their service on the Scientific Advisory Board. As such, compensation paid to Dr. Sullivan and Professor Dwek for liaison-related service on the Scientific Advisory Board during 2010 related solely to the first quarter of 2010, and no further payments were made (or will be made) to Dr. Sullivan and Professor Dwek after April 1, 2010 for their Scientific Advisory Board service.

        Non-employee director compensation levels are generally reviewed once approximately every two years by the Compensation Committee, and final decisions with respect to any changes in director compensation levels are made by the Board upon the recommendation of the Compensation Committee and the Nominating and Governance Committee.

        The following table lists the compensation earned in 2010 by each non-employee director:

2010 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Option or STAP Awards ($)(2)	All Other Compensation($)		Total ($)
Christopher Causey	$50,625	$354,100	$—		$404,725
Raymond Dwek	38,750	354,100	12,500	(3)	405,350
Richard Giltner	40,000	354,100	—		394,100
R. Paul Gray	52,500	354,100	—		406,600
Ray Kurzweil	25,000	354,100	—		379,100
Christopher Patusky	70,000	354,100	—		424,100
Louis Sullivan	43,125	354,100	6,250	(3)	403,475
Tommy Thompson	25,000	1,024,800	—		1,049,800

(1)
Includes annual cash retainer and fees for serving on our Board, the committees of our Board and as Lead Independent Director.

(2)
Represents the aggregate grant date fair value of stock option and STAP awards granted to non-employee directors in 2010, computed in accordance with the rules of the SEC. For a discussion of the valuation assumptions for stock options and STAP awards, see Notes 11 and 8, respectively, to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

On June 28, 2010, Messrs. Causey, Gray and Kurzweil, Profs. Dwek and Patusky and Dr. Sullivan were each granted 15,000 STAP awards, and Messrs. Giltner and Thompson were each granted 15,000 stock options, in each case with an exercise price of $51.77 and a grant date fair value of $23.61 per share. In addition, upon joining our Board on January 1, 2010, Mr. Thompson was granted 27,500 stock options with an exercise price of $52.65 and a grant date fair value of $24.39 per share (which includes his initial membership award as well as a pro-rated amount of his annual award for the remainder of the then-current term).

As of December 31, 2010, Mr. Causey had 82,500 stock options outstanding and 15,000 STAP awards outstanding, Prof. Dwek had 129,334 stock options outstanding and 15,000 STAP awards outstanding, Mr. Giltner had 92,500 stock options outstanding and no STAP awards outstanding, Mr. Gray had 76,000 stock options outstanding and 15,000 STAP awards outstanding, Mr. Kurzweil had no stock options outstanding and 36,915 STAP awards outstanding, Prof. Patusky had 113,500 stock options outstanding and 45,000 STAP awards outstanding, Dr. Sullivan had 120,000 stock options outstanding and 45,000 STAP awards outstanding and Mr. Thompson had 42,500 stock options outstanding and no STAP awards outstanding.

(3)
Includes cash fees paid for service on the Scientific Advisory Board as Board liaisons. Effective April 1, 2010, the members of the Scientific Advisory Board who also are members of our Board of Directors no longer receive fees for their service on the Scientific Advisory Board. As such, compensation paid to Dr. Sullivan and Professor Dwek for service on the Scientific Advisory Board during 2010 related solely to the first quarter of 2010, and no further payments were made (or will be made) to Dr. Sullivan and Professor Dwek after April 1, 2010 for their Scientific Advisory Board service.

PROPOSAL NO. 2
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

        We are asking our shareholders to approve an advisory resolution on executive compensation as reported in this Proxy Statement. As described below in the Compensation Discussion and Analysis, the Compensation Committee has structured our executive compensation program to achieve the following primary objectives: (i) to attract and retain highly-competent Named Executive Officers capable of leading our company to the fulfillment of its business objectives and continued growth to augment shareholder value; (ii) to offer competitive compensation opportunities that reward individual contributions and corporate performance; (iii) to align the interests and compensation of our Named Executive Officers with the value created for shareholders through a strong pay-for-performance culture; and (iv) to incentivize our Named Executive Officers to consider the long-term as well as the short-term best interests of our company.

        As described further under Compensation Discussion and Analysis—Executive Summary, we feel strongly that our executive compensation programs have been well-designed to promote these objectives. In 2010 our Named Executive Officers' efforts led to over 30% growth in revenues for the ninth year in a row, which we believe is an unprecedented track record among U.S. biotechnology companies, and over 20% growth in our stock price during 2010.

        We urge shareholders to read the Compensation Discussion and Analysis beginning on page 21 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 39 through 50, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has supported and contributed to both our recent and long-term success.

        In accordance with recently adopted Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of United Therapeutics Corporation (the "Company") approve, on an advisory basis, the compensation of the Company's Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company's 2011 Annual Meeting of Shareholders.

        This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on our Board of Directors. Although non-binding, our Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR"
THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 3
ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

        Pursuant to recently-adopted Section 14A of the Exchange Act, we are asking our shareholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal No. 2 above should occur every year, every two years or every three years.

        After careful consideration, our Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for our company at this time, and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. While our executive compensation programs are designed to promote a long-term connection between pay and performance, our Board of Directors recognizes that executive compensation disclosures are made annually. Given that the "Say on Pay" advisory vote provisions are new, holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year's advisory vote on executive compensation by the time of the following year's annual meeting of shareholders. An annual advisory vote on executive compensation also is consistent with annually providing shareholders the opportunity to ratify the Audit Committee's selection of independent auditors.

        We understand that our shareholders may have different views as to what is an appropriate frequency for conducting future advisory votes on executive compensation, and we will carefully review the voting results on this proposal. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. Shareholders are not voting to approve or disapprove our Board's recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on our Board of Directors. Notwithstanding our Board's recommendation and the outcome of the shareholder vote, our Board may in the future decide to conduct advisory votes on a less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO CONDUCT FUTURE
ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY "ONE YEAR."

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis describes compensation objectives and policies set by our Compensation Committee for our Named Executive Officers, including executive pay decisions and processes and all elements of our executive compensation program.

        Our Named Executive Officers in 2010 consisted of the following four individuals:

Martine Rothblatt, Ph.D.	Chief Executive Officer
John Ferrari	Chief Financial Officer and Treasurer
Roger Jeffs, Ph.D.	President and Chief Operating Officer
Paul Mahon, J.D.	Executive Vice President and General Counsel

Executive Summary

2010 in Review

        2010 was a highly successful year for United Therapeutics. We achieved record revenues of $603.8 million, record net income of $105.9 million, and record earnings before non-cash charges(1) of $305.3 million. We also reached new heights in terms of our market capitalization and stock price, which were $3.6 billion and $63.22 per share at December 31, 2010. In addition, we are successfully managing the commercial sale of three FDA-approved medicines (two of which were approved by the FDA in 2009) and have a robust pipeline of investigative products at all stages of the development cycle.

        Notably, 2010 marks our ninth consecutive year of at least 30% revenue growth, and our stock price has achieved cumulative growth of 795% over the past ten years. In addition we have the fourth-highest market capitalization per employee and second-highest revenue per employee of all of the top 25 U.S. companies, ranked by market capitalization, in the NASDAQ Biotech Index. None of this exceptional performance would have been possible without the efforts of our Board of Directors and employees, including our Named Executive Officers. The graphs below illustrate our financial and stock price performance over the last 10 years.

United Therapeutics Stock Price Performance vs. NASDAQ Biotech Index
(2001 - 2010)

(1)
Earnings before non-cash charges, a non-GAAP financial measure, is defined as net income, adjusted for the following non-cash charges, as applicable: (a) interest; (b) income taxes; (c) license fees; (d) depreciation and amortization; (e) impairment charges; and (f) share-based compensation (stock option and share tracking award expense). In the past, we have also referred to this figure as "EBITDASO".

United Therapeutics 10-Year Performance
Revenue and Earnings Before Non-Cash Charges ($ Millions)

Overview of our Executive Compensation Program

        We believe that we have an exceptional leadership team and that their efforts are among the principal reasons we have consistently generated industry-leading performance over the past nine years in terms of revenue growth and average stock price increase. We further believe it is critical to our future success that we retain and reward our leadership team in a manner that reinforces our strong pay-for-performance philosophy. In other words, the compensation realized by our leadership team, including our Named Executive Officers, should reflect our financial and operational performance and the value realized by our shareholders. This principle is reflected in the composition of the average target total direct compensation for our Named Executive officers in 2010, which included a greater proportion of performance-based pay and less guaranteed pay than the executives in our two peer groups, as illustrated below:

United Therapeutics Compensation Mix vs. Peers

(1)
Target total direct compensation is defined as the sum of base salary, cash incentive bonus opportunity, and the grant date fair value of long-term incentive awards. For United Therapeutics,

  a target long-term incentive award has been used, to reflect historical payout levels, as follows: CEO—250,000 stock options; other Named Executive Officers—60% of long-term incentive opportunity.

  For purposes of this chart, guaranteed pay includes base salary and time-based restricted stock. Performance pay includes stock options, cash incentive bonuses and performance-based restricted stock awards.

The key features of our executive compensation program, which are designed to support the objectives discussed below at Executive Compensation Framework—Compensation Program Objectives, are summarized below:

  •
  Pay Program Elements.  We provide our Named Executive Officers with annual compensation comprised of base salary, cash incentive bonus and long-term incentives. We also offer health and retirement benefits, limited perquisites and severance and change in control arrangements.

  •
  Competitive Positioning. Generally, for 2010 we targeted total direct compensation (defined as base salary, cash incentive bonus target, and long-term incentive bonus target) at or above the 75th percentile of our Similarly Situated Peer Group, and at or above the 50th percentile of our High Performing Peer Group. Individual compensation targets and actual compensation paid may vary based on the Compensation Committee's assessment of corporate performance and each Named Executive Officer's individual performance. For details regarding the composition of each peer group, see the section below entitled Compensation Peer Groups.

  •
  Cash Incentive Bonus Program. For the 2010 performance period, we paid cash incentive awards semi-annually to our Named Executive Officers based principally on the achievement of pre-established corporate goals under our Company-Wide Milestone Program, which is discussed below at Cash Incentive Bonus Program—2010 Milestones.

  •
  CEO Long-Term Incentive Compensation.  Our CEO is eligible to receive long-term incentive compensation annually in the form of stock options, under a pure pay-for-performance formula contained in her employment agreement, which bases the number of stock options awarded (if any) on the increase in our market capitalization during the year. Under this formula, our stock price must increase in order for our CEO to receive any stock options; then, the stock price must increase again for our CEO to realize any economic benefit from those stock options. This pay-for-performance formula, and the fact that long-term incentive compensation is a substantial part of our CEO's total compensation, are the key reasons why our CEO's total compensation is very closely aligned with total shareholder return, as illustrated by the chart below:

5-Yr CEO Total Direct Compensation vs. United Therapeutics Total Shareholder Return(1),(2)

(1)
Total direct compensation is defined as the sum of base salary, cash incentive bonus, and the grant date fair value of long-term incentive awards.

(2)
Indexed total shareholder return is equal to United Therapeutics' stock price as of the end of each year as a percentage of the starting point of December 31, 2006.

•
Other Named Executive Officers' Long-Term Incentive Compensation. Long-term incentive compensation for our other Named Executive Officers is paid in the form of cash-settled STAP awards, based principally on company performance (including Milestone attainment), plus an assessment of individual performance. Like stock options, STAP awards only provide value to a recipient if our stock price increases between the grant date and the exercise date.

2010 Compensation Decisions and Pay-for-Performance Alignment

        As a result of our record-breaking year, the 100% achievement of the Milestone goals in our cash incentive bonus program and each Named Executive Officer's performance during the year, our Compensation Committee approved the following compensation decisions:

  •
  Maximum payout of the cash incentive bonus for 2010 for all Named Executive Officers;

  •
  A grant of 540,861 stock options to Dr. Rothblatt based on the formula set forth in her employment agreement; and

  •
  Grants of STAP awards for performance in the first and second halves of 2010 to each Named Executive Officer (other than Dr. Rothblatt) equal to 100% of their respective half-year long-term incentive bonus targets.

        In addition, based in part on strong company performance during 2009, the Compensation Committee approved increases in 2010 base salary and cash bonus incentive targets for each Named Executive Officer ranging from 3% to 11% (salary) and 8% to 19% (cash bonus incentive target). These increases followed relatively modest increases in cash bonus incentive targets in 2009 (ranging from 3.3% to 5%), and no base salary increases in 2009. In both 2009 and 2010, long-term incentive bonus targets were unchanged.

        As a result of these actions, actual total direct compensation (defined as base salary, plus cash incentive bonus earned, plus the grant date fair value of long-term incentive awards granted) for all of our Named Executive Officers was above the 75th percentile of both the Similarly Situated and High-Performing peer groups. Our Compensation Committee believes this was appropriate given our track record of extraordinary performance against our internal goals and relative to our peers. For example, in 2010 our growth in revenues, earnings before non-cash charges, net income and revenue per employee were all above the 75th percentile of both the Similarly Situated and High-Performing peer groups.

  Summary of Compensation Governance Policies.

        Our Compensation Committee and Board of Directors have taken the following steps to further enhance the governance of our executive compensation program:

  •
  Stock Ownership Guidelines. Our Board has adopted Stock Ownership Guidelines applicable to our directors and Named Executive Officers. For details, see the section above entitled Board of Directors, Committees, Corporate Governance—Stock Ownership Guidelines and the section below entitled Compensation Discussion and Analysis—Stock Ownership Guidelines.

  •
  Stock Option / STAP Repricing Policy. Our Board has adopted a policy against repricing or exchanging underwater stock options and STAP awards without shareholder approval. For details, see the section below entitled Policy Against Repricing.

  •
  Compensation Recovery Policy.  Our Board has the authority, to the extent permitted by governing law, to make retroactive adjustments to any cash-, stock option- or STAP award-based incentive compensation paid to our Named Executive Officers and certain other senior officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement.

  •
  Prohibition Against Hedging.  Pursuant to our insider trading policy, directors, officers and employees are prohibited from, among other things, purchasing our securities on margin, engaging in "short" sales of our common stock, or buying or selling puts, calls, futures contracts or other forms of derivative securities relating to our securities.

  •
  Independent Consultant. Our Compensation Committee has retained Compensia, a nationally-recognized executive compensation consulting firm, since 2004 to advise it on compensation matters relating to our Named Executive Officers. For details, see the section above entitled Board of Directors, Committees, Corporate Governance—Compensation Committee—Independent Compensation Consultant.

  •
  Executive Sessions.  Our Compensation Committee regularly meets in executive session without members of management present.

Executive Compensation Framework

  Compensation Program Objectives

        Our executive compensation program is designed to achieve four primary objectives:

  •
  Pay for Performance.  Structure compensation programs to emphasize variable, performance-based elements so that realized compensation is aligned with corporate performance (both financial and non-financial), stock price performance and individual performance.

  •
  Shareholder alignment.  Align the interests and compensation of our Named Executive Officers with the value created for shareholders through equity-oriented incentives and stock ownership guidelines.

  •
  Balance Short-Term and Long-Term Perspectives.  Encourage our Named Executive Officers to consider the long-term as well as the short-term best interests of our company.

  •
  Market Competitiveness.  Offer competitive compensation opportunities that facilitate the attraction and retention of highly-competent executive officers capable of leading our company to the fulfillment of its business objectives and continued growth in shareholder value.

        We accomplish these objectives through five primary compensation elements, as summarized in the table below:

Objective
Compensation Element	Pay for Performance	Shareholder Alignment	Balance Short- and Long-Term	Market Competitiveness
Base Salary				✓
Cash Incentive Bonus	✓	✓	✓	✓
Long-Term Incentives (Stock Options/STAP Awards)	✓	✓	✓	✓
Benefits/Perquisites				✓
Supplemental Executive Retirement Plan (SERP)			✓	✓
Severance/Change-of-Control			✓	✓

  Compensation Peer Groups

        Our Compensation Committee annually examines Named Executive Officer compensation levels relative to peer groups of industry and labor market competitors. For 2010, as in past years, the Compensation Committee considered both a Similarly Situated Peer Group and High Performing Peer Group, which are defined in the table below. The Similarly Situated Peer Group includes biopharmaceutical and biotechnology companies that are labor market competitors for executive talent and are in a similar range with our company with respect to several metrics, principally revenue and market capitalization. The High Performing Peer Group includes biopharmaceutical and biotechnology companies, regardless of size, deemed by the Compensation Committee to be industry leaders, as measured by financial performance, shareholder value creation and drug development and commercialization.

        For 2010, the Compensation Committee, with input from Compensia, adopted the following criteria to define each peer group:

Peer Group	Criteria
High Performing Peers	Top 15 companies, ranked by market capitalization, in the NASDAQ Biotech Index*
Similarly Situated Peers	Companies ranked #10 through #25 by market capitalization in the NASDAQ Biotech Index*

*
Only U.S.-based or companies based in jurisdictions with similar compensation disclosure requirements as U.S. companies were selected.

        The High Performing Peer Group includes the following companies: Alexion Pharmaceuticals, Inc., Amgen, Inc., Biogen Idec Inc., Celgene Corporation, Cephalon, Inc., Dendreon Corporation, Genzyme Corporation, Gilead Sciences, Inc., Illumina, Inc., Life Technologies Corp., Mylan Inc., Myriad Genetics, Inc., Perrigo Company, Vertex Pharmaceuticals Inc. and Warner Chilcott Ltd.

        The Similarly Situated Peer Group includes the following companies: Alexion Pharmaceuticals, Inc., Amylin Pharmaceuticals, Inc., BioMarin Pharmaceutical Inc., Dendreon Corporation, Endo Pharmaceuticals, Gen-Probe Inc., ISIS Pharmaceuticals, Inc., Myriad Genetics, Inc., Onyx Pharmaceuticals, Inc., OSI Pharmaceuticals, Inc., Perrigo Company, Regeneron Pharmaceuticals, Inc, Sepracor Inc., Techne Corporation and Warner Chilcott Ltd.

        The profile for each peer group, as compared to United Therapeutics, is summarized in the table below (dollars in millions):

			Peer Group
Metric	United Therapeutics		Similarly Situated	High Performing
2010 Revenue	$603.8	Range:	$48.1 to $2,974.5	$48.1 to $15,033.0
		Median:	$459.1	$2,974.5
2010 Year-End Market Capitalization	$3,638.7	Range:	$1,004.2 to $7,369.8	$2,058.8 to $29,064.4
		Median:	$2,935.7	$8,019.4
2010 Year-End Employee Size	520	Range:	299 to 7,700	792 to 17,400
		Median:	1,363	4,000

        The Compensation Committee considered pay program design and individual executive compensation data based on the public filings of our two peer groups in the fall of 2009. This information served as an important factor for the 2010 compensation decisions for our Named Executive Officers described below.

  Competitive Pay Positioning

        The Compensation Committee evaluates our Named Executive Officers' pay competitiveness on an element-by-element basis, as well as on a target total direct compensation basis. In setting 2010 compensation levels, the Compensation Committee generally sought to set Named Executive Officer target total direct compensation at or above the 75th percentile of the Similarly Situated Peer Group and at or above the 50th percentile of the High Performing Peer Group. Target total direct compensation includes annual base salary, target cash incentive bonus at 100% of opportunity and long-term incentive bonus compensation at either 250,000 stock options (in the case of our Chief Executive Officer) or 60% of opportunity (in the case of our other Named Executive Officers). The Compensation Committee targeted at or above the 75th percentile of the Similarly Situated Peer Group in order to provide highly competitive compensation to retain what it believes is an exceptional management team and in recognition of our long track record of performing at or near the top of this peer group. A lower target percentile, at or above the 50th percentile, was used for the High Performing Peer Group because these companies tended to be larger than us on a revenue, profitability and market capitalization basis. Individual compensation targets and actual compensation delivered may vary based on the Compensation Committee's assessment of corporate performance and each Named Executive Officer's individual performance. We believe these benchmark targets are particularly appropriate in light of our strong pay-for-performance compensation structure, where a significantly larger portion of Named Executive Officers' compensation on average is performance-based, when compared to our peer groups (as shown in the chart above under—Overview of our Executive Compensation Program).

  Tally Sheets

        The Compensation Committee periodically reviews tally sheets for our Named Executive Officers and utilizes them, along with peer group compensation and performance analyses, in making its compensation decisions. These tally sheets assign dollar amounts to each component of compensation for our Named Executive Officers, including target total direct compensation, outstanding long-term incentive awards, benefits, perquisites and potential change in control severance payments. Tally sheets are not used in any formulaic manner to dictate pay decisions, but rather are used to educate and inform the Compensation Committee regarding the value of existing compensation arrangements. The Compensation Committee reviewed tally sheets in the fall of 2009 to prepare for its 2010 decisions regarding compensation for our Named Executive Officers.

  Other Factors Affecting Compensation Decisions

        In addition to benchmarking and tally sheets, the Compensation Committee also takes into account the financial performance of our company, including, among other things, independent analyst reports, changes in the price of our common stock and individual achievements (such as management efforts resulting in successful clinical trial results). Based on this information, the Compensation Committee may make individual adjustments to our Named Executive Officers' compensation accordingly. In addition, the Compensation Committee takes into account the input of our Chief Executive Officer in determining the compensation levels for the Named Executive Officers other than the Chief Executive Officer.

Review of 2010 Executive Compensation

  Summary of 2010 Compensation

        The components of our Named Executive Officers' target total direct compensation are base salary, cash incentive bonus compensation and long-term incentive bonus compensation. The following table shows our Named Executive Officers' base salaries and target variable compensation for 2010 and the amount of any increase of such compensation over that for 2009. The basis for the Compensation Committee's decisions with respect to each component of 2010 compensation is discussed in greater detail below.

 Summary 2010 Target Total Direct Compensation

Executive Officer	2010 Base Salary	% Increase Over 2009 Base Salary	2010 Cash Incentive Bonus Target	% Increase over 2009 Cash Incentive Bonus Target	2010 Long-Term Incentive Bonus Target(#)(1)	% Increase over 2009 Long-Term Incentive Bonus Target
Martine Rothblatt	$900,000	11%	$900,000	16%	(2)	(2)
John Ferrari	$440,000	10%	$250,000	19%	125,000	0%
Roger Jeffs	$730,000	3%	$550,000	8%	175,000	0%
Paul Mahon	$635,000	3%	$375,000	9%	125,000	0%

(1)
The long-term incentive bonus opportunity represents the total number of STAP awards for our Named Executive Officers, other than Dr. Rothblatt, that can potentially be granted based on 2010 performance.

(2)
Long-term incentive bonus awards for Dr. Rothblatt, if any, are determined at the end of each calendar year in accordance with a formula set forth in her employment agreement, which takes into account the rise, if any, in our market capitalization each year based on the average closing price of our common stock for the month of December. For a description of Dr. Rothblatt's long-term incentive bonus award opportunity, see the narrative under the section entitled Named Executive Officer Employment Agreements—Dr. Rothblatt following the Grants of Plan-Based Awards for 2010 table below.

  Base Salary

        Base salary is the primary fixed element of the compensation packages for our Named Executive Officers. The Compensation Committee reviews and establishes base salary levels for our Named Executive Officers each year taking into consideration one or more of the following three factors, depending on the circumstances: (i) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments; (ii) our overall performance, financial condition and prospects; and (iii) the annual compensation received by executives holding comparable positions at our peers as described in the section entitled Executive Compensation Framework above.

        In January 2010, the Compensation Committee approved the base salaries for our Named Executive Officers listed in the Summary 2010 Target Compensation table above. Dr. Rothblatt's and Mr. Ferrari's base salaries were increased by 11% and 10%, respectively, to bring them closer to (but still below) the 50th percentile of the High Performing Peer Group. Mr. Mahon's and Dr. Jeffs' base salaries were increased at the same level as the average increase given to all employees for 2010 because their base salaries were already above the 75th percentile of the Similarly Situated Peer Group and 50th percentile of the High Performing Peer Group.

  Cash Incentive Bonus Program

        All of our Named Executive Officers participate in our Company-Wide Milestone Incentive Bonus Program, which in 2010 provided semi-annual, cash incentive awards based on the achievement of pre-established goals.

  Cash Incentive Bonus Targets

        Each year, the Compensation Committee establishes cash incentive bonus targets for each of our Named Executive Officers, taking into consideration the same factors as it uses to determine base salaries. In 2010, the Compensation Committee increased the cash incentive bonus targets for our

Named Executive Officers as stated in the Summary 2010 Target Compensation table above. These target amounts also represent the maximum potential payout under the Company-Wide Milestone Incentive Bonus Program.

        Dr. Rothblatt's and Mr. Ferrari's cash incentive bonus opportunities increased by 16% and 19%, respectively, to bring target total cash compensation (defined as based salary plus target cash incentive bonus opportunity) closer to (but still below) the 50th percentile of the High Performing Peer Group. Mr. Mahon's and Dr. Jeffs' cash incentive bonus targets were also adjusted in support of the Compensation Committee's general philosophy of increasing variable, performance-based pay at a faster rate than fixed compensation. These increases were more modest, relative to Dr. Rothblatt and Mr. Ferrari, because Dr. Jeffs and Mr. Mahon's total cash compensation was already above the 75th percentile of the Similarly Situated Peer Group and 50th percentile of the High Performing Peer Group.

  2010 Milestones

        The Milestones (or performance goals) are generally intended to create company-wide incentives relating to significant corporate objectives, such as (a) financial performance and growth, (b) research and development programs, manufacturing capabilities and other operational metrics and goals, and (c) ethical conduct. The Compensation Committee, in its discretion, may amend our Company-Wide Milestones and weightings from time to time, to reflect core performance measures for the success of our business and to set goals that translate most directly into short-, medium- and long-term value growth. The Milestone performance targets are difficult to meet, and require significant leadership and execution on the part of our Named Executive Officers.

        Our Company-Wide Milestones for 2010 were:

2010 Company-Wide Milestone	Percentage of Award Opportunity

Milestone 1—Cash Profits: Earnings Before Interest, Tax, Depreciation, Amortization and Stock Options (EBITDASO) per share growth, as measured by a 30% growth in EBITDASO per share (excluding one-time events) for the same quarters in sequential years or 7.5% growth in EBITDASO per share (excluding one-time events) for sequential quarters.

Up to 25%
Milestone 2—Financial Growth: Superior financial growth as evidenced objectively by growing the number of patient prescriptions by 50% over annual measurement periods.	Up to 25%
Milestone 3—Research, Development & Manufacturing: Adequate inventory plus multiple development programs in Phase 2 and 3.	Up to 25%
Milestone 4—Ethics: Ethical conduct and positive compliance survey data.	Up to 25%

        Partial credit may be earned under Milestones 2 and 3 as follows:

Partial Credit Performance Goals

Milestone 2	Growing the number of patient prescriptions by 30% over annual measurement periods will earn 40% of the 25% Milestone target, resulting in a 10% award.
Milestone 3	Each Phase 3 study unblinded with statistical significance and each regulatory approval will earn 6% Milestone weight, up to the 25% Milestone target.

        For both the first half (1H) and second half (2H) of 2010, the Compensation Committee, after consultation with our Chief Executive Officer, determined that 100% of the Milestones were achieved, in accordance with the following analysis:

	First Half (1H) 2010 For cash incentive bonus awards paid on September 15, 2010		Second Half (2H) 2010 For cash incentive bonus awards paid on March 15, 2011
Milestone	Performance	% of Award Earned	Performance	% of Award Earned
1	1H 2010 EBITDASO per share increased by 84.4% over 1H 2009 EBITDASO per share	25%	2H 2010 EBITDASO per share increased by 123.4% over 2H 2009 EBITDASO per share	25%
2	Number of patient prescriptions in 1H 2010 increased more than 50% over 1H 2009	25%	Number of patient prescriptions in 2H 2010 increased more than 50% over 2H 2009	25%
3	Maintained adequate inventory levels and had multiple development programs in Phase 2 or 3	25%	Maintained adequate inventory levels and had multiple development programs in Phase 2 or 3	25%
4	No adverse regulatory actions from the FDA and physicians surveyed rated our company higher than its competitors for ethical conduct	25%	No adverse regulatory actions from the FDA and physicians surveyed rated our company higher than its competitors for ethical conduct	25%
Total		100%		100%

        Accordingly, cash incentive bonus awards earned by our Named Executive Officers and approved by the Compensation Committee for the first half and second half of 2010 were as follows:

Executive Officer	Total 2010 Cash Incentive Bonus Target	1H Cash Incentive Bonus Earned	2H Cash Incentive Bonus Earned	Full-Year Cash Incentive Bonus Earned	Full-Year Cash Incentive Bonus Earned as % of Target
Martine Rothblatt	$900,000	$450,000	$450,000	$900,000	100%
John Ferrari	$250,000	$125,000	$125,000	$250,000	100%
Roger Jeffs	$550,000	$275,000	$275,000	$550,000	100%
Paul Mahon	$375,000	$187,500	$187,500	$375,000	100%

  Long-Term Incentive Compensation

        Our long-term incentive compensation program is structured to support our pay-for-performance and shareholder alignment objectives. We currently award stock options to Dr. Rothblatt and STAP awards to our other Named Executive Officers (collectively, long-term incentive awards). These long-term incentive awards provide value to our Named Executive Officers only if our stock price increases from the date of grant (which benefits all shareholders), and only if each of our Named Executive Officers remains with our company until his or her awards vest.

        Incentive STAP awards, which are granted to our Named Executive Officers other than Dr. Rothblatt, convey the right to receive an amount in cash equal to the positive difference between the exercise price (which equals the closing price of one share of our common stock on the date of grant) and the closing price of one share of our common stock on the date of exercise. The purpose of the STAP is to mimic traditional stock options, thereby linking the interests and rewards of our Named Executive Officers and other STAP participants to those of our shareholders, but they are settled in cash without the issuance of shares of stock. STAP awards granted to our Named Executive Officers prior to November 2009 partially vest in one-third increments on each of the first three anniversaries of the grant date; whereas, STAP awards granted to our Named Executive Officers after November 2009 partially vest in one-fourth increments on each of the first four anniversaries of the grant date. The change from a three-year vesting schedule to four years was intended to help reduce the rate of cash expenditure under our STAP and further the focus on long-term performance. STAP awards generally expire within 10 years from the date of grant, subject to earlier expiration upon termination of employment with us.

        Long-term incentive awards for Dr. Rothblatt are granted at the end of the year under the terms set forth in her employment agreement and for the other Named Executive Officers are granted semi-annually. In 2010, Dr. Rothblatt received a stock option grant on December 31, and our other Named Executive Officers received a STAP award in March, relating to performance for the second half of 2009, and September, relating to performance for the first half of 2010.

  Dr. Rothblatt Long-Term Incentive Award (Stock Option Award)

        In accordance with the terms of her employment agreement, Dr. Rothblatt is eligible to receive an annual award of stock options under our EIP to purchase the number of shares of our common stock at its closing price on December 31st of each year that is equal to one-eighteenth of one percent of the increase in our market capitalization each year based on the average closing price of our common stock for the month of December. Prior to grant, the Compensation Committee, with Dr. Rothblatt's consent, may reduce the number of stock options awarded under this contractual formula. These stock options, if any, are granted on December 31st of each year and are fully exercisable on the date of grant.

        The Compensation Committee believes that the structure of Dr. Rothblatt's long-term incentive compensation is adequately designed to pay for performance and align Dr. Rothblatt's interests with those of our shareholders. In calendar years in which our market capitalization increases, Dr. Rothblatt receives long-term incentive bonus compensation in proportion to the increase; however, because the exercise price of these options is the closing stock price on the date of grant, our stock price must increase again in order for Dr. Rothblatt to recognize any value from these stock options. In calendar years in which our market capitalization does not increase, Dr. Rothblatt receives no long-term incentive award under her employment agreement and her outstanding stock options do not increase in value.

        For 2010, based on the formula set forth in her employment agreement, Dr. Rothblatt was awarded 540,861 stock options under our EIP, with an exercise price of $63.22, the closing price of our common stock on the NASDAQ on December 31, 2010.

  Mr. Ferrari, Dr. Jeffs and Mr. Mahon Long-Term Incentive Bonus (STAP Awards)

        The long-term incentive targets for Mr. Ferrari, Dr. Jeffs and Mr. Mahon are set by the Compensation Committee each year. The Compensation Committee does not have a set benchmark or formula for setting the long-term incentive award target for these individuals. It reviews, considers and establishes long-term incentive target opportunities based on several factors, including: (i) the fair value of the long-term target opportunity in relation to our peers (i.e., at or above the 50th percentile of the High Performing Peer Group and at or above the 75th percentile of the Similarly Situated Peer Group); (ii) past grant levels; (iii) individual and company performance; and (iv) the potential gain to be realized from these awards based on the appreciation in the price of our common stock.

        The Compensation Committee believes it is appropriate to consider, but not emphasize, the fair value of the long-term target opportunity because the meaningful incentive in long-term incentive compensation for our Named Executive Officers lies not in the accounting values of STAP awards but rather in the potential for appreciation in our stock price. In this regard, while we report the grant date fair values of our STAP awards used for financial reporting purposes in the Summary Compensation and Grants of Plan-Based Awards tables below, our Named Executive Officers may never realize these amounts. Our Named Executive Officers realize compensation from their STAP awards only to the extent they have the opportunity to exercise such grants at a time when the price of our common stock exceeds the awards' exercise prices.

        The 2010 long-term incentive targets are shown in the Summary 2010 Target Compensation table above, are unchanged from 2009 and represent the maximum potential award each individual can receive in relation to 2010 performance. The Committee approves actual awards semi-annually taking into consideration: (i) our overall performance, financial condition and prospects, including accomplishments under our Company-Wide Milestone Incentive Bonus Program; and (ii) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments.

        For the 2010 performance year, the Compensation Committee approved STAP awards to Mr. Ferrari, Dr. Jeffs and Mr. Mahon that were granted on September 15, 2010, relating to first-half 2010 performance, and March 15, 2011, relating to second-half 2010 performance. Both awards were equal to 100% of the each individual's half-year target as shown below:

	First-Half 2010 Award (Granted on September 15, 2010)		Second-Half 2010 Award (Granted on March 15, 2011)
Executive Officer	Long-Term Incentive Bonus Award Earned (#)	Earned Award as % of 2010 First-Half Long-Term Incentive Target	Long-Term Incentive Bonus Award Earned (#)	Earned Award as % of 2010 Second-Half Long-Term Incentive Target
John Ferrari	62,500	100%	62,500	100%
Roger Jeffs	87,500	100%	87,500	100%
Paul Mahon	62,500	100%	62,500	100%

        The long-term incentive bonus award for Mr. Ferrari, Dr. Jeffs and Mr. Mahon is a subjective determination and was based on the following analysis:

Executive Officer	First-Half 2010 Accomplishments (For September 15, 2010 Grant)	Second-Half 2010 Accomplishments (For March 15, 2011 Grant)
John Ferrari

•       Achievement of 100% of Company-Wide Milestones

•       Exceptional performance in Chief Financial Officer role

•       Provided invaluable strategic assistance to Drs. Rothblatt and Jeffs and Mr. Mahon

•       Strong management of our finance and accounting functions, our growing commercial operations group and government contracting efforts

•       Achievement of 100% of Company-Wide Milestones

•       Successfully obtained $70 million in non-dilutive debt financing secured by certain real estate assets

•       Contributed to growth of our business by successfully managing payor relations and the advancement of new sampling and financial assistance programs

•       Strong management of our finance and accounting internal controls

Roger Jeffs	• Achievement of 100% of Company-Wide Milestones • Leadership of our sales efforts and our clinical development pipeline, including the recruitment of top-flight scientists

•       Achievement of 100% of Company-Wide Milestones

•       Led creation of new sales materials and sales incentive programs, launched new medical affairs initiatives, and doubled the size of the sales and marketing workforce, all while remaining within budget and running clinical trials and leadership groups to enhance our company's profile among prescribers

•       Led initiatives that resulted in increased prescriber awareness of our products and key messages

•       Continued the company's progress toward expanding our supplier base, created new inventory management systems for devices and drugs, and expanded and enhanced our global clinical trial infrastructure

Paul Mahon

•       Achievement of 100% of Company-Wide Milestones

•       Exceptional management of the legal department

•       Recent hiring efforts, which increased the quality and capacity of the in-house legal function

•       Successful management of a variety of law firms engaged in multiple litigation matters

•       Achievement of 100% of Company-Wide Milestones

•       Through additional hiring efforts and process improvements, achieved significant enhancement to contract approval process and promotional approval procedures, both of which are essential to continued financial growth

•       Led the successful negotiation of agreements with manufacturers, suppliers, clinical trial centers and other parties in support of our manufacturing and research and development goals

•       Launched several new compliance initiatives to help maintain our commitment to high ethics and compliance

 Long-Term Incentive Awards Grant Timing Policy

        In the past, long-term incentive awards have ordinarily been granted to our Named Executive Officers and all other employees other than our Chief Executive Officer on a semi-annual basis on March 15th and September 15th of each year with an exercise price equal to the closing price for our common stock on the NASDAQ on the date of grant. Beginning with the 2011 performance period, long-term incentive awards will now be paid annually on March 15th of the year following the relevant performance period, with the first such annual award to be paid on March 15, 2012.

        Our semi-annual timing was designed so that awards are granted after the market has had an opportunity to react to our announcements of second quarter and annual earnings, respectively. We also believe this timing helps us avoid broad internal communication of highly confidential financial results prior to public announcement of our second quarter and annual financial results. For all long-term incentive bonus awards granted to our Named Executive Officers and other employees, if the award is granted on a date when the NASDAQ is not open, such award is given an exercise price equal to the closing price of our common stock on the NASDAQ on the preceding trading day.

        Long-term incentive awards for our Named Executive Officers other than our Chief Executive Officer for the first and second halves of 2010 were granted on September 15, 2010 and March 15, 2011, respectively. Awards granted in 2011 for the second half of 2010 are not shown in the Summary Compensation Table and the tables thereafter, in accordance with SEC disclosure rules. These awards will be included in these tables in our 2012 Proxy Statement.

        The long-term incentive award for our Chief Executive Officer is granted in accordance with the formula set forth in her employment agreement once each year on December 31st, or the preceding Friday if such date falls on a weekend.

Benefits and Perquisites

        The benefits offered to our Named Executive Officers are substantially the same as those offered to all employees, with the exception of the SERP discussed in the section entitled Supplemental Executive Retirement Plan below. We provide a tax-qualified retirement plan (a 401(k) plan) and medical and other benefits to executives that are generally available to other full-time employees. Under our 401(k) plan, all employees are permitted to contribute up to the maximum percentage allowable under applicable law (i.e., $16,500 in 2010 or $22,000 for eligible participants who are age 50 or older). We make matching contributions equal to 40% of eligible employee contributions, with such matching contributions vesting 33 1/3% per year based on years of service, not the amount of time an employee has participated in the 401(k) plan. Therefore, once an employee completes three years of service, his or her account is fully vested and any future matching funds will vest immediately. The 401(k) plan and other generally available benefits programs allow us to remain competitive for executive talent. We also provide limited perquisites to our Named Executive Officers, including participation in either our vehicle lease program, which covers the monthly lease payment and cost of insurance and maintenance on a vehicle, or a monthly car allowance of $600. The Compensation Committee believes that the availability of these benefit programs generally enhances executive recruitment, retention, productivity and loyalty to us.

        For additional details on certain benefits and perquisites received by our Named Executive Officers, see the Summary Compensation Table below.

Supplemental Executive Retirement Plan

        We maintain a supplemental executive retirement plan (SERP) for select executives to enhance the long-term retention of individuals who have been and will continue to be vital to our success. Currently, only our Named Executive Officers and five other senior officers participate in the SERP. The SERP provides each participant with a lifetime annual payment after retirement (or at his or her election, a lump-sum payment) of up to 100% of final average three year gross salary, less estimated social security benefit, provided that he or she is employed by us or one of our affiliates until age 60. Participants in the SERP are prohibited from competing with us or soliciting its employees for a period of twelve months following his or her termination of employment (or, if earlier upon attainment of age 65). Violation of this covenant will result in forfeiture of all benefits under the SERP.

        Additional details regarding the SERP, including provisions in connection with a participant's death or disability or change in control of our company, are provided under the Pension Benefits table below.

Post-Employment Obligations for Named Executive Officers

        Each of our Named Executive Officers is eligible for certain severance payments in the event his or her employment terminates under specified circumstances as provided in their employment agreements as well as the SERP, the EIP and the STAP. These payments vary based on the type of termination but may include cash severance, stock option and STAP vesting acceleration, SERP vesting acceleration, and/or continuation of health and other benefits.

        The Compensation Committee approved these arrangements in order to promote the loyalty and productivity of our Named Executive Officers and to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of our shareholders and other constituents of our company without undue concern about whether the transaction may jeopardize their employment. The Compensation Committee wants our Named Executive Officers to be free to think creatively and promote the best interests of our company without worrying about the impact of those decisions on their employment. No amendments were made to any of our Named Executive Officers' employment agreements in 2010.

        Details regarding severance and change in control arrangements for our Named Executive Officers are contained in the text following the Potential Payments Upon Termination or Change in Control table below.

Prohibition Against Hedging

        Pursuant to our insider trading policy, directors, officers and employees are prohibited from, among other things, purchasing our securities on margin, engaging in "short" sales of our common stock, or buying or selling puts, calls, futures contracts or other forms of derivative securities relating to our securities.

Stock Ownership Guidelines

        As noted above under Board of Directors, Committees, Corporate Governance—Stock Ownership Guidelines, in April 2011, on the joint recommendation of the Compensation Committee and the Nominating and Governance Committee, our Board adopted Stock Ownership Guidelines applicable to our directors and Named Executive Officers. Our Board adopted Stock Ownership Guidelines to further align the financial interests of our Named Executive Officers and directors with those of our shareholders, to foster a long-term management orientation, and to promote sound corporate governance. Our Stock Ownership Guidelines set targets for each Named Executive Officer according to the lesser of a multiple of base salary or fixed number of shares of common stock as follows:

Title of Individual	Ownership Target
Chairman and Chief Executive Officer	Lesser of 6x base salary or 100,000 shares
President and Chief Operating Officer	Lesser of 3x base salary or 40,000 shares
Chief Financial Officer and Treasurer	Lesser of 3x base salary or 20,000 shares
Executive Vice President and General Counsel	Lesser of 3x base salary or 30,000 shares

        In determining ownership levels for each Named Executive Officer, credit is provided for shares held outright, as well as the number of vested, but unexercised, stock options and STAP awards. For purposes of vested, unexercised stock options and STAP awards, shares will be calculated on an "as if exercised" basis, assuming a cashless exercise and net of taxes (using an assumed 35% tax rate). The policy provides procedures for granting exemptions in the case of severe financial hardship.

Policy Against Repricing

        In the past, we have occasionally permitted the repricing or exchange of outstanding stock options or STAP awards that had become "underwater" as a result of a significant decline in our stock price due to extraordinary events (collectively, "repricings"). We believe these repricings were approved by our Board of Directors with good reason, and have aided significantly in our efforts to attract, retain and motivate talented employees, directors and Named Executive Officers. However, in February 2011 our Board of Directors adopted a policy against conducting any future repricings without shareholder approval, which the Board believes is consistent with evolving compensation governance best practices.

Policy Regarding Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code (the Code) generally provides that publicly held companies may not deduct compensation paid to our Chief Executive Officer and the three other most highly paid executive officers (other than our Chief Financial Officer) that exceeds $1 million per officer in a calendar year. Compensation that is considered "performance-based compensation" within the meaning of the Code does not count toward the $1 million limit.

        While the Compensation Committee considers the impact of the tax treatment, the primary factor influencing program design is the support of business objectives. Generally, whether incentive compensation will be deductible under Section 162(m) of the Code will be an important consideration, but not the decisive consideration, with respect to the Compensation Committee's compensation determinations. Accordingly, the Compensation Committee retains flexibility to structure our compensation programs in a manner that is not tax-deductible in order to achieve a strategic result that the Compensation Committee determines to be more appropriate. For example, awards granted under the annual cash incentive plan and the STAP do not meet all of the requirements for deductibility under the Code, and therefore may not be deductible, even though we consider annual cash incentive awards and STAP awards to be based on performance. As of December 31, 2010, we will not be able to deduct approximately $21.0 million in compensation expenses due to Section 162(m) limitations.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into United Therapeutics' Annual Report on Form 10-K for the year ended December 31, 2010.

Submitted by the Compensation Committee: Christopher Causey (Chair) R. Paul Gray Louis Sullivan

 EXECUTIVE COMPENSATION

        The following table shows compensation information for 2008, 2009 and 2010 for our Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)		Bonus ($)	Option/ STAP Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Martine Rothblatt	2010	874,768	(6)	—	14,263,681	900,000	1,526,156	56,203	17,620,808
Chief Executive Officer	2009	798,203	(6)	—	14,577,981	440,125	1,755,503	19,286	17,591,098
	2008	796,304	(6)	22,500	3,425,729	633,750	671,061	15,930	5,565,274
John Ferrari	2010	437,692	(7)	—	3,247,294	250,000	824,298	9,851	4,769,135
Chief Financial Officer	2009	407,692	(7)	—	4,331,180	118,650	806,285	9,733	5,673,540
and Treasurer	2008	380,000		6,000	5,077,816	169,000	268,809	8,418	5,910,043
Roger Jeffs	2010	725,000		—	4,546,212	550,000	944,919	39,334	6,805,465
President and	2009	710,000		—	6,356,091	288,150	1,306,063	11,960	8,672,264
Chief Operating Officer	2008	701,250		14,600	9,855,556	409,775	326,239	8,195	11,315,615
Paul Mahon	2010	630,000		—	3,247,294	375,000	796,619	13,800	5,062,713
Executive Vice President	2009	615,000		—	4,686,177	194,925	1,073,406	13,688	6,583,196
and General Counsel	2008	607,500		9,800	7,187,271	274,575	235,615	10,237	8,324,998

(1)
Base salaries for our Named Executive Officers became effective on April 1st of each year. Therefore, a portion of the base salary shown for each year reflects the salary level for the previous year.

(2)
Amounts shown represent the aggregate grant date fair value of stock option and STAP awards granted to Named Executive Officers in each reported year, computed in accordance with SEC rules. For a discussion of valuation assumptions for stock option and STAP awards see Notes 11 and 8, respectively, to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. The stock options were awarded under our EIP and the STAP awards were granted under the STAP. See the Grants of Plan-Based Awards in 2010 table for more information on stock options and STAP awards granted to our Named Executive Officers in 2010.

(3)
Amounts shown represent the total cash awards earned by each Named Executive Officer under our Company-Wide Milestone Incentive Bonus Program for the first and second halves of 2010. The payouts were determined based on our attainment of specific performance Milestones. For information on the amounts earned for the first and second halves of 2010, see the section entitled Cash Incentive Bonus Compensation in the Compensation Discussion and Analysis above.

(4)
Amounts shown represent the change in the actuarial present value of retirement benefits under the SERP calculated pursuant to SEC requirements. The assumptions used in calculating the change in the actuarial present value of SERP benefits are described in the footnotes to the Pension Benefits table below. The change in pension value from year to year as reported in the table will vary based on these assumptions and may not represent the value that a Named Executive Officer will actually accrue or receive under the SERP.

(5)
The amounts shown represent the aggregate incremental cost of the percentage of personal use by Named Executive Officers that can be attributed to lease, insurance and maintenance payments made on vehicles leased by us or for monthly automobile allowances, travel expenses for family members to our functions (collectively, the perquisites), and our "matching contributions" under our 401(k) Plan equal to 40% of each participant's qualifying salary contributions. None of the perquisites provided to any Named Executive Officer in 2010 had a value that exceeded the greater of $25,000 or 10% of the total amount of perquisites for that Named Executive Officer. Excluding perquisites, none of the individual elements reported as "All Other Compensation" for our Named Executive Officers had a value greater than $10,000.

(6)
Our Canadian subsidiary pays a portion of Dr. Rothblatt's total base salary in the amount of 120,000 Canadian dollars. The value of this portion in U.S. dollars has been estimated for the purposes of disclosure here by using the spot exchange rate on the dates on which Dr. Rothblatt was paid. In 2008, 2009 and 2010, our Canadian subsidiary paid the equivalent of US$113,178, US$105,701 and US$116,643, of Dr. Rothblatt's total base salary, respectively.

(7)
Includes $7,692 in accrued but unused vacation time that Mr. Ferrari cashed out in 2009 and in 2010, consistent with our company-wide vacation policy.

Grants of Plan-Based Awards in 2010

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1) Target($)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards(3) ($)
Martine Rothblatt	Stock Option	12/31/10		540,861	$63.22	$14,263,681
	Milestone Incentive		$900,000
John Ferrari	STAP	03/15/10		62,500	$57.15	$1,760,095
	STAP	09/15/10		62,500	$51.37	$1,487,200
	Milestone Incentive		$250,000
Roger Jeffs	STAP	03/15/10		87,500	$57.15	$2,464,132
	STAP	09/15/10		87,500	$51.37	$2,082,080
	Milestone Incentive		$550,000
Paul Mahon	STAP	03/15/10		62,500	$57.15	$1,760,095
	STAP	09/15/10		62,500	$51.37	$1,487,200
	Milestone Incentive		$375,000

(1)
The amounts in this column represent each Named Executive Officer's cash incentive bonus target opportunity based on the annual Company-Wide Milestone Incentive Bonus Program for 2010 described in the section entitled Company-Wide Milestone Incentive Bonus Program in the Compensation Discussion and Analysis above. Our Company-Wide Milestone Incentive Bonus Program does not have a threshold payout. The target payout for the Company-Wide Milestone Incentive Bonus Program also represents the maximum payout. Accordingly, no threshold or maximum columns are shown. Actual bonuses earned under the program in 2010 are reported in the Summary Compensation Table under the column entitled "Non-Equity Incentive Plan Compensation."

(2)
The amounts in this column reflect the number of stock option awards granted to Dr. Rothblatt pursuant to the formula set forth in her employment agreement and the number of STAP awards granted to our other Named Executive Officers as long-term incentive bonus awards under our STAP.

(3)
For stock options, the grant date fair value is generally the amount that we will recognize as an expense over the award's vesting period, computed in accordance with SEC rules. For STAP awards, the dollar values in this column reflect the fair value of the awards on the grant date computed in accordance with SEC rules. The grant date fair value does not necessarily represent the amount we will recognize as an expense over the period that the STAP award is outstanding. The fair value of STAP awards is re-measured at the end of each quarterly reporting period until the awards are paid or are no longer outstanding. The expense we recognize on each quarterly reporting date is based on the portions of awards that are vesting and the amount of time vested awards have been outstanding.

 Narratives to Summary Compensation Table and Grants of Plan-Based Awards Table

Named Executive Officer Employment Agreements

        The material terms of each Named Executive Officer's employment agreement are described below.

  Dr. Rothblatt

        In April 1999, we entered into an employment agreement with Dr. Rothblatt. This agreement had been amended from time to time, most recently in 2004, and we entered into an Amended and Restated Executive Employment Agreement with Dr. Rothblatt effective January 1, 2009 in order to clarify the effectiveness of certain prior amendments, and to make certain other immaterial amendments.

        Dr. Rothblatt's employment agreement provides for an initial five-year term, which is automatically extended for additional one-year periods after each year unless either party gives at least six months' notice of termination. Either party may terminate the agreement at least six months prior to an annual renewal, which would result in a four-year remaining term.

        Dr. Rothblatt's compensation in 2010 was paid pursuant to this employment agreement, which entitles her to a minimum base salary of $180,000, annual cash and long-term incentive bonus compensation and participation in employee benefits generally available to other executives of our company. The level of Dr. Rothblatt's base salary is subject to annual review and increase by the Compensation Committee. Her annual salary was last reviewed on February 3, 2011, and beginning March 1, 2011, was $936,000. In accordance with the terms of her employment agreement, we also pay the cost of leasing, maintaining and insuring an automobile for Dr. Rothblatt.

        With respect to her annual long-term equity incentive compensation, Dr. Rothblatt's employment agreement provides that she is eligible to receive an annual award of stock options to purchase the number of shares of common stock that is equal to one-eighteenth of one percent of the increase in our market capitalization, calculated using the average closing price for the month of December versus the average measured in December of the prior year. The Compensation Committee, with Dr. Rothblatt's consent, may reduce the number of stock options to be granted in accordance with the formula in her employment agreement. In 2010, Dr. Rothblatt was awarded 540,861 stock options in accordance with this formula. To date, all of Dr. Rothblatt's stock options have been awarded pursuant to our EIP, have a term of ten years and are fully vested and exercisable on the date of grant. The stock options have an exercise price equal to or exceeding the fair market value of our common stock at the closing price on the NASDAQ on the date of grant. If Dr. Rothblatt is a 10% owner at the time of any grant, the exercise price will be equal to 110% of the fair market value and the options will be exercisable over five years. The maximum number of shares reserved as of December 31, 2010 under our EIP for such grants is 10,954,737, and the maximum number of stock options that may be granted to Dr. Rothblatt in a given year is 1,000,000 (both numbers, as adjusted for the two-for-one split of our common stock on September 22, 2009).

        Dr. Rothblatt's employment agreement prohibits her from engaging in activities competitive with us for five years following termination of her employment. She will also be subject to a permanent confidentiality obligation. For information regarding severance and change in control arrangements for Dr. Rothblatt, see the text following the Potential Payments Upon Termination or Change in Control table below.

  Mr. Ferrari, Dr. Jeffs and Mr. Mahon

        We have entered into employment agreements with each of Mr. Ferrari, Dr. Jeffs and Mr. Mahon. As amended, the agreements for Mr. Ferrari, Dr. Jeffs and Mr. Mahon provide for an initial five-year term, which is automatically extended for additional one-year periods after each year. Either party may terminate the agreement upon 60 days notice prior to an annual renewal, which would result in a four-year remaining term. Mr. Ferrari's agreement was entered into on August 2, 2006, Dr. Jeffs' on November 29, 2000 and Mr. Mahon's on June 16, 2001. Mr. Ferrari's agreement provides for an annual base salary of at least $240,000, Dr. Jeffs' agreement provides for an annual base salary of at least $250,000, and Mr. Mahon's agreement provides for an annual base salary of at least $300,000. The level of each executive's base salary is subject to annual review and increase by the Compensation Committee. Annual salaries for Mr. Ferrari, Dr. Jeffs and Mr. Mahon were last reviewed on February 3, 2011, and beginning March 1, 2011, are set at $457,600, $759,200 and $660,400, respectively. Each executive is eligible to participate in our broad-based employee benefit plans. In accordance with the terms of Dr. Jeffs' employment agreement, we also pay the cost for leasing an automobile for Dr. Jeffs. Mr. Ferrari and Mr. Mahon each receive a $600 monthly car allowance.

        Mr. Ferrari's employment agreement also provides his level of annual cash and long-term bonus target opportunities. The bonus amounts earned by Mr. Ferrari are ultimately subject to the criteria set forth in the Compensation Discussion and Analysis above. Under his employment agreement, Mr. Ferrari's annual cash incentive bonus target opportunity must be equal to at least 35% of his base salary and his annual long-term incentive bonus target opportunity must be at least 30,000 stock options or STAP awards; provided, however, that the foregoing long-term incentive bonus target opportunity is subject to review and adjustment from time to time by the Compensation Committee. The Compensation Committee has set Mr. Ferrari's long-term incentive bonus target opportunity at 125,000 STAP awards.

        Each of their employment agreements prohibits Mr. Ferrari, Dr. Jeffs and Mr. Mahon from accepting employment, consultancy or any other business relationships with an entity that directly competes with us or from engaging in the solicitation of our employees on behalf of a competitor for a period of two years following his last receipt of compensation from us. Each of Mr. Ferrari, Dr. Jeffs and Mr. Mahon is under an obligation of confidentiality for three years after termination of his employment.

        For information regarding severance and change in control arrangements for these Named Executive Officers, see the text following the Potential Payments Upon Termination or Change in Control table below.

Summary of Terms of Plan-Based Awards

  Equity Incentive Compensation Plan

        Dr. Rothblatt is eligible to receive an annual award of stock options to purchase shares of common stock, as described above under Named Executive Officer Employment Agreements—Dr. Rothblatt.

  STAP Awards

        As described in the section entitled Long-Term Incentive Bonus Compensation in the Compensation Discussion and Analysis above, in 2010 our Named Executive Officers (other than Dr. Rothblatt) were granted discretionary STAP awards. These long-term incentive bonus awards were granted semi-annually, concurrently with the cash incentive bonus awards. The STAP awards convey the right to receive an amount in cash equal to the positive difference between the exercise price (which equals the closing price of one share of our common stock on the date of grant) and the closing price of one share of our common stock on the date of exercise. The fair value is based on the closing price of our common stock on the relevant grant date.

        Each STAP award granted before November 2009 has a ten-year term and vests in one-third increments on the first three anniversaries of the date of grant, subject to the Named Executive Officer's continued employment. STAP awards granted after November 2009 have a ten-year term and vest in one-fourth increments on the first four anniversaries of the date of grant. For information regarding acceleration of vesting upon certain employment termination events, see the text following the Potential Payments Upon Termination or Change in Control table below.

Outstanding Equity Awards at 2010 Fiscal Year-End

        The following table sets forth information regarding unexercised stock options or STAP awards held by each of our Named Executive Officers as of December 31, 2010.

	Option Awards and STAP Awards
		Number of Securities Underlying Unexercised Options or STAP Awards
				Option or STAP Award Exercise Price(2)($)	Option or STAP Award Expiration Date
Name and Grant Date	Award Type	(#) Exercisable(1)	(#) Unexercisable
Martine Rothblatt
12/30/2005	Stock Option	598,350	—	$34.56	12/30/2015
12/31/2007(3)	Stock Option	1,109,214	—	30.75	12/31/2017
12/31/2009	Stock Option	625,396	—	52.65	12/31/2019
12/31/2010	Stock Option	540,861	—	63.22	12/31/2020
John Ferrari
06/03/2008(4)	STAP Award	64,367	32,183	$25.32	06/03/2018
09/15/2008(5)	STAP Award	83,334	41,666	25.32	09/15/2018
03/13/2009	STAP Award	35,417	70,833	33.14	03/13/2019
09/15/2009	STAP Award	35,417	70,833	50.09	09/15/2019
03/15/2010	STAP Award	—	62,500	57.15	03/15/2020
09/15/2010	STAP Award	—	62,500	51.37	09/15/2020
Roger Jeffs
06/29/2005	Stock Option	12,000	—	$24.39	06/29/2015
12/15/2005(3)	Stock Option	210,000	—	30.75	12/15/2015
03/15/2007	Stock Option	85,000	—	27.97	03/15/2017
09/14/2007(3)	Stock Option	124,250	—	30.75	09/14/2017
06/03/2008(4)	STAP Award	150,501	75,249	25.32	06/03/2018
09/15/2008(5)	STAP Award	116,667	58,333	25.32	09/15/2018
03/13/2009	STAP Award	46,667	93,333	33.14	03/13/2019
09/15/2009	STAP Award	55,417	110,833	50.09	09/15/2019
03/15/2010	STAP Award	—	87,500	57.15	03/15/2020
09/15/2010	STAP Award	—	87,500	51.37	09/15/2020
Paul Mahon
12/15/2005(3)	Stock Option	200,000	—	$30.75	12/15/2015
09/15/2006	Stock Option	48,573	—	28.46	09/15/2016
09/14/2007(3)	Stock Option	88,750	—	30.75	09/14/2017
06/03/2008(4)	STAP Award	107,501	53,749	25.32	06/03/2018
09/15/2008(5)	STAP Award	83,334	41,666	25.32	09/15/2018
03/13/2009	STAP Award	39,584	79,166	33.14	03/13/2019
09/15/2009	STAP Award	37,501	74,999	50.09	09/15/2019
03/15/2010	STAP Award	—	62,500	57.15	03/15/2020
09/15/2010	STAP Award	—	62,500	51.37	09/15/2020

(1)
Stock options and STAP awards granted prior to November 2009 vest in one-third increments on the first three anniversaries of the date of grant and STAP awards granted after November 2009 vest in one-fourth increments on the first four anniversaries of the date of grant, assuming continued employment, except for Dr. Rothblatt's stock options, which are fully vested upon grant pursuant to her employment agreement.

(2)
The exercise price of a stock option or STAP award is the closing price on the NASDAQ of a share of our common stock on the date of grant. However, outstanding STAP awards were amended on November 24, 2008, to reduce their exercise price to $50.63 ($25.32 after our September 2009 two-for-one stock split), the closing price of our common stock on the NASDAQ on that date.

(3)
On November 26, 2008, we commenced an option exchange program with respect to certain outstanding options to purchase shares of our common stock that had an exercise price per share greater than $65.00 ($32.50 as adjusted for the September 2009 two-for-one split of our common stock). Three out of four of our Named Executive Officers participated in the option exchange program. All of the replacement options were issued when the option exchange program terminated on December 26, 2008, and had an exercise price of $61.50 ($30.75 as adjusted for the September 2009 two-for-one split of our common stock) per share, representing the closing price of our common stock, as reported on the NASDAQ, on December 26, 2008. Replacement options granted in exchange for vested options were subject to a one-year vesting schedule. Any replacement options granted in exchange for unvested options were subject to the original vesting schedule of the original options. All replacement options were granted under our EIP and, other than the changes described above, have terms and conditions identical to those contained in the corresponding original option grants.

(4)
Represents a STAP award grant with an original exercise price of $94.06 ($47.03 after our September 2009 two-for-one stock split). However, outstanding STAP awards were amended on November 24, 2008, to reduce their exercise price to $50.63 ($25.32 after our September 2009 two-for-one stock split), the closing price of our common stock on the NASDAQ on that date.

(5)
Represents a STAP award grant with an original exercise price of $109.64 ($54.82 after our September 2009 two-for-one stock split). However, outstanding STAP awards were amended on November 24, 2008, to reduce their exercise price to $50.63 ($25.32 after our September 2009 two-for-one stock split), the closing price of our common stock on the NASDAQ on that date.

Option Exercises and Stock Vested in 2010

        The following table shows the number of shares of our common stock acquired upon exercise of stock options by each of our Named Executive Officers during the year ended December 31, 2010. Through December 31, 2010, no STAP awards had been exercised by our Named Executive Officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Martine Rothblatt	856,902	$28,250,200
John Ferrari	170,220	$4,422,200
Roger Jeffs	387,000	$11,655,400
Paul Mahon	154,213	$4,439,900

(1)
Represents the difference between the exercise price of the stock options and the fair market value of our common stock on the date of exercise, multiplied by the number of options exercised.

 Pension Benefits in 2010

        The table below describes the present value of the accumulated benefit for our Named Executive Officers under the SERP:

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit ($)(2)
Martine Rothblatt	SERP	13.3	$9,384,932
John Ferrari	SERP	9.6	$2,846,091
Roger Jeffs	SERP	12.3	$5,744,938
Paul Mahon	SERP	9.5	$4,522,198

(1)
Reflects the date on which each Named Executive Officer commenced employment with us.

(2)
For a discussion of valuation assumptions, see Note 14—Supplemental Executive Retirement Plan to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. The present value of accumulated benefits calculation includes non-service related benefits; that is, it assumes continued service until participants reach age 60. The present value is based on accumulated benefits projected at age 60 based on earnings at December 31, 2010, without reflecting the age 62 social security offset. A discount rate of 4.80% is used and assumes no pre-retirement death, disability or termination.

Supplemental Executive Retirement Plan

        In 2006, the Compensation Committee approved our SERP, which is a non-qualified supplemental defined benefit retirement plan for select key executives to enhance the long-term retention of individuals that have been and will continue to be vital to our success. Participants in the SERP generally must remain in the employ of our company or one of its affiliates until age 60 to receive a benefit except in the event of death, disability or a change in control of our company. If a participant terminates employment with us for any reason prior to age 60 (other than due to death or disability or following a change of control), no benefit will be paid. The benefit to be paid under the plan is based on when an executive commenced participation in the plan. In general, a participant will be eligible for an unreduced benefit under the plan after 15 years of service. Upon a change-in-control before a participant reaches age 60, he or she will immediately vest in and receive a prorated benefit based on years of service to date.

        The SERP is administered by the Compensation Committee. Currently, our Named Executive Officers and five other key employees are designated to participate in the SERP. Drs. Rothblatt and Jeffs and Mr. Mahon are all eligible, upon retirement after the age of 60, to receive monthly payments equal to the monthly average of the total gross base salary received by the participant over his or her last 36 months of active employment (the Final Average Compensation), reduced by the participant's estimated social security benefit (determined as provided under the SERP), for the remainder of the participant's life (the aggregate amount of such payments, the Normal Retirement Benefit), commencing on the first day of the sixth month after retirement. For executives who began participating in the plan after July 1, 2006, including Mr. Ferrari, the retirement benefit is generally calculated as 100% of the final three year average gross base salary reduced by the estimated social security benefit they would receive in retirement, multiplied by a fraction (not to exceed 1) the numerator of which is their years of service and the denominator of which is 15 (the Normal Retirement Benefit). This means that for participants who have less than 15 years of service with us, the retirement benefit is prorated by the number of years of actual service divided by 15 years. By age

60, all of the current participants except Mr. Ferrari will have had 15 years of service if they remain employed by us. In the event of termination of employment due to disability prior to the age of 60 or death prior to retirement, a participant or the participant's beneficiary, as applicable, will be entitled to a percentage of the Normal Retirement Benefit, as determined under the SERP (the aggregate amount of such payments referred to as the Disability Retirement Benefit), commencing on the first day of the sixth month after termination of employment in the event of a Disability and as soon as administratively practicable in the event of death. All of our Named Executive Officers have elected to receive their benefit in the form of a lump sum, although they were also offered a choice of a single life annuity or an actuarially equivalent joint or survivor annuity.

        In the event of a change in control, as defined in the SERP, a participant who is actively employed on the date of the change in control will be entitled to a lump sum payment equal to the actuarial equivalent present value of a monthly single life annuity equal to (1) the participant's Final Average Compensation, reduced by the participant's estimated future social security benefit (determined as provided under the SERP), multiplied by (2) a fraction (no greater than one), the numerator of which equals the participant's years of service and the denominator of which equals 15, to be paid as soon as administratively practicable following the change in control. In the event that a participant is entitled to a Normal Retirement Benefit or Disability Retirement Benefit at the time of a change in control, all such payments (or any remaining payments, with respect to any participant who is receiving payments under the SERP at the time of the change in control) will be made in a lump sum as soon as administratively practicable following such change in control.

        Participants in the SERP will be prohibited from competing with us or soliciting its employees for a period of twelve months following his or her termination of employment (or, if earlier upon attainment of age 65). Violation of this covenant will result in forfeiture of all benefits under the SERP.

        No payments were made under the SERP in 2010.

        In addition, see the section entitled Severance and Change in Control Payments to the Chief Executive Officer below for a description of potential additional years of service to be awarded to Dr. Rothblatt pursuant to her employment agreement. There are no other supplementary service recognition or benefit enhancement provisions for our Named Executive Officers.

Rabbi Trust

        On December 28, 2007, the Compensation Committee adopted the United Therapeutics Corporation Supplemental Executive Retirement Plan Rabbi Trust Document (Rabbi Trust Document), providing for the establishment of a trust (Rabbi Trust), the assets of which will be contributed by us and used to pay benefits under the SERP. The Rabbi Trust Document was entered into between our company and Wilmington Trust Company, which will serve as trustee of the Rabbi Trust. The Rabbi Trust is irrevocable, and SERP participants will have no preferred claim on, nor any beneficial ownership interest in, any assets of the Rabbi Trust.

        Generally, we may contribute additional assets to the Rabbi Trust at our sole discretion. However, pursuant to the terms of the Rabbi Trust Document, within five days following the occurrence of a potential change in control (as defined in the Rabbi Trust Document), or if earlier, at least five days prior to the occurrence of a change in control (as defined in the Rabbi Trust Document), we will be obligated to make an irrevocable contribution to the Rabbi Trust in an amount sufficient to pay each SERP participant or beneficiary the benefits to which they would be entitled pursuant to the terms of the SERP on the date on which the change in control occurred. The Rabbi Trust will not terminate until the date on which SERP participants or their beneficiaries are no longer entitled to benefits pursuant to the terms of the SERP.

Potential Payments Upon Termination or Change in Control

        Each of our Named Executive Officers is eligible to receive certain payments and benefits if his or her employment is involuntarily terminated without "Cause", terminated by the executive for "Good Reason", terminated by the executive voluntarily with continued status as a "Senior Advisor" to us, terminated due to disability or death, or terminated in connection with a "Change in Control" (each such term, as defined in the Named Executive Officer's employment agreement, the SERP, our EIP and related stock option agreements, and the STAP and related award agreements) of our company in accordance with the applicable terms of their respective employment agreements, the SERP, our EIP and related stock option agreements, and the STAP and related award agreements, as reported in the Potential Payments Upon Termination or Change in Control table below and described in the narrative table that follows. The summary of these benefits is qualified in its entirety by the specific language of the various agreements and plans that have been filed with the SEC. The amounts shown in the Potential Payments Upon Termination or Change in Control table below are estimates of the value of these payments and benefits, assuming that such termination was effective as of December 31, 2010. The actual compensation to be paid to a Named Executive Officer can only be determined at the time such Named Executive Officer's employment is terminated and may vary based on factors such as the timing during the year of any such event, the company's stock price, the executive officer's age, and any changes to our benefit arrangements and policies. In addition to the benefits described below, our Named Executive Officers will be eligible to receive any benefits accrued under our broad-based benefit plans, such as distributions under life insurance and disability benefit plans and accrued vacation pay.

Potential Payments Upon Termination or Change in Control

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause/ Resignation for Good Reason/ Resignation While Continuing as Senior Advisor	Disability(1)	Death(1)	Termination upon a Change in Control	Change In Control without Termination of Employment
Martine Rothblatt
Salary and bonus	$4,243,250	$450,000	$450,000	$4,243,250	$—
Stock option vesting acceleration(2)	—	—	—	—	—
Supplemental Executive Retirement Plan	—	7,248,847	4,958,089	8,295,871	8,295,871
Other retirement benefits(3)	7,062,675	—	—	—	—
Health and other benefits(4)	84,512	—	—	84,512	—
Excise tax gross-up(5)	—	—	—	—	—

Total	$11,390,437	$7,698,847	$5,408,089	$12,623,633	$8,295,871

John Ferrari
Salary and bonus	$1,304,300	$125,000	$125,000	$1,304,300	$—
Option and STAP award vesting acceleration(2)	6,979,940	6,979,940	6,979,940	6,979,940	6,979,940
Supplemental Executive Retirement Plan	—	2,853,578	1,935,439	2,853,578	2,853,578

Total	$8,284,240	$9,958,518	$9,040,379	$11,137,818	$9,833,518

Roger Jeffs
Salary and bonus	$2,433,300	$275,000	$275,000	$2,433,300	$—
Option and STAP award vesting acceleration(2)	10,894,120	10,894,120	10,894,120	10,894,120	10,894,120
Supplemental Executive Retirement Plan	—	3,030,843	2,169,511	4,647,292	4,647,292

Total	$13,327,420	$14,199,963	$13,338,631	$17,974,712	$15,541,412

Paul Mahon
Salary and bonus	$1,931,350	$187,500	$187,500	$1,931,350	$—
Option and STAP award vesting acceleration(2)	8,102,756	8,102,756	8,102,756	8,102,756	8,102,756
Supplemental Executive Retirement Plan	—	1,924,584	1,600,721	2,844,112	2,844,112

Total	$10,034,106	$10,214,840	$9,890,977	$12,878,218	$10,946,868

(1)
Includes the bonus for the second half of 2010, based on the cash incentive bonus awards paid in March 2011.

(2)
The value shown is based on the difference between the aggregate exercise price of all accelerated stock options and/or STAP awards and the aggregate market value of the underlying shares calculated based on the closing market price of our common stock on December 31, 2010, $63.22.

(3)
Represents the present value at December 31, 2010 of the retirement benefit payable under Dr. Rothblatt's employment agreement when she reaches age 65 (including credit for three additional years of service).

(4)
Represents the estimated value of continued health care benefits for a three-year period after termination, outplacement services for 12 months, and fair value of the currently leased vehicle.

(5)
Upon a change in control, compensation and benefits in excess of three times compensation may be subject to a non-deductible 20% excise tax under section 280G of the Internal Revenue Code. Dr. Rothblatt is entitled to a gross-up of this tax under her employment agreement. The amount reported is an estimate of this gross-up amount, assuming a 35% tax rate.

Severance and Change in Control Payments to Named Executive Officers

Provision	Terms Applicable to CEO	Terms Applicable to Named Executive Officers other than CEO
Payments Upon either (i) Involuntary Termination without Cause, (ii) Resignation for Good Reason, or (iii) Resignation while Continuing as Senior Advisor

•       Accrued but unpaid base salary, bonus and incentive payments

•       Lump sum prorated bonus and incentive payment*

•       Lump sum payment equal to 3.0 times base salary + 3.0 times annual cash incentive bonus*

•       Lump sum cash payment equal to difference between fair market value of stock price on date of termination and exercise price of any unvested stock options

•       Continuation of benefits for 36 months

•       Lump sum payment of SERP benefits, plus additional retirement benefits at age 65 with credit for three additional years of service

•       Lump sum payment equal to greater of: (a) base salary through remainder of agreement term, or (b) 2.0 times base salary + 2.0 times annual cash incentive bonus

•       Immediate vesting of unvested stock options and STAP awards

Payments Upon Disability	• Continued payment of current base salary through the end of the calendar year following such death or disability • Accrued but unpaid cash incentive bonus • Acceleration of SERP benefits	• Immediate vesting of unvested stock options and STAP awards • Acceleration of SERP benefits
Payments Upon Death	• Accrued but unpaid cash incentive bonus • Acceleration of SERP benefits	• Immediate vesting of unvested stock options and STAP awards • Acceleration of SERP benefits
Payments Upon Change in Control without Termination	• Acceleration of SERP benefits	• Immediate vesting of unvested stock options and STAP awards • Acceleration of SERP benefits
Payments Upon Termination Following Change in Control	• Same as Payments Upon Involuntary Termination, etc. • Gross-up payment for any Internal Revenue Code Section 280G excise tax liability	• Same as Payments Upon Involuntary Termination, etc.

*
Payment is equal to greater of payment for the prior year, or the average of such payments for the prior two years.

        As used in the table above, the following terms are generally defined as follows:

  Cause:

  •
  In the case of Dr. Rothblatt, her willful and continued failure to substantially perform her duties, or willfully engaging in gross misconduct that is materially injurious to us.

  •
  In the case of the other Named Executive Officers, (i) failure to perform any of the material terms or provisions of his employment agreement; (ii) negligent or unsatisfactory performance of duties, after notice and the opportunity to correct such performance; (iii) employment or profession related misconduct; (iv) conviction of a crime involving a felony, fraud or embezzlement; or (v) misappropriation of our funds or misuse of assets.

  Good Reason:

  •
  In the case of Dr. Rothblatt, without her consent, the occurrence of any of the following: (i) the assignment of any duties that are inconsistent with her position as Chief Executive Officer; (ii) a material adverse change in her reporting responsibilities, titles or offices; (iii) failure to re-elect her to any position she held with us; (iv) a reduction in her base salary or failure to increase her salary consistent with certain other executive salary increases; (v) relocation of 25 miles or more or additional substantially more burdensome travel requirements; (vi) failure to continue her as a participant in any bonus or other incentive plans in which she was participating; (vii) failure to keep in effect certain benefit plans and arrangements; (viii) failure to obtain a successor entity's assumption of the agreement; (ix) failure to abide by certain provisions in the agreement; or (x) any other material breach of the employment agreement.

  •
  In the case of the other Named Executive Officers, his authority and responsibilities being materially diminished without cause.

        Change in Control:    Transfer of control of our company (generally, as a result of an acquisition, merger, hostile takeover or any other reason).

Changes to Milestones for 2011

        In February 2011, the Compensation Committee revised the Company-Wide Milestone metrics and weightings, which will be used as the basis for determining Named Executive Officer cash incentive bonus awards for 2011 and factor into the determination of long-term incentive bonus (STAP) awards for each Named Executive Officer, other than Dr. Rothblatt. The revised Milestones for 2011 are as follows:

2011 Company-Wide Milestone	Percentage of target award

Milestone 1—Cash Profits: Greater than 30% annual growth in Earnings Before Non-Cash Charges, excluding one-time business development events such as new product licenses, acquisitions, project cancellations and royalty buy-outs.

Up to 25%
Milestone 2—Financial Growth: Superior financial growth as evidenced by growing the number of patient prescriptions by 50% over annual measurement periods.	Up to 20%
Milestone 3—Manufacturing: Adequate manufacturing capabilities, evidenced by a three-year supply of FDA-approved drug product	Up to 20%

Milestone 4—Research & Development: Conduct of insightful clinical trials as evidenced by a score of up to 20 points, measured as follows: each Phase 3 study unblinded with statistical significance and each regulatory approval will earn 5 points, and each Phase 2 and Phase 3 study that is enrolling patients will earn 1 and 4 points, respectively.

Up to 20%

Milestone 5—Ethics: Ethical conduct, evidenced by the absence of any material adverse proceedings involving compliance issues of an ethical nature and positive compliance survey data indicating that at least 60% of PAH prescribers rate UT's FDA compliance as 'high' or 'very high'.

Up to 15%

        Partial credit may be earned under any of the Milestones, at the discretion of the Compensation Committee.

PROPOSAL NO. 4
RATIFICATION OF THE APPOINTMENT OF
ERNST & YOUNG LLP AS UNITED THERAPEUTICS CORPORATION'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

        The Audit Committee of our Board has appointed Ernst & Young LLP as our independent registered public accounting firm for the year 2011. Services provided to us and our subsidiaries by Ernst & Young LLP in 2010 are described under the section entitled Principal Accountant Fees and Services below.

        We ask that our shareholders vote to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, our Board has chosen to submit the ratification of Ernst & Young LLP's appointment to our shareholders as a matter of good corporate practice.

        Representatives of Ernst & Young LLP are expected to be present at our Annual Meeting to respond to appropriate shareholder questions and to make such statements as they may desire.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

        In the event our shareholders do not ratify the appointment of Ernst & Young LLP, such appointment will be reconsidered by the Audit Committee and our Board. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our shareholders.

REPORT OF THE AUDIT COMMITTEE AND INFORMATION ON OUR
INDEPENDENT AUDITORS

Report of the Audit Committee

        The Audit Committee oversees United Therapeutics' financial reporting process and monitors compliance with our Code of Ethics and Business Conduct on behalf of our Board of Directors. We are all independent directors under the listing standards of NASDAQ and the independence standards set forth in Rule 10A-3(b)(1) of the Exchange Act. Our Board has determined that R. Paul Gray, the Audit Committee Chairman, is an audit committee financial expert as defined under the rules and regulations of the SEC and that each member of the Audit Committee meets the financial sophistication requirement of the NASDAQ listing standards. The Audit Committee operates under a written charter, which we review periodically and which was adopted by our Board. We have amended our charter to be consistent with the provisions of the Sarbanes-Oxley Act of 2002, as well as the corporate governance rules issued by the SEC and NASDAQ, as they relate to audit committee requirements.

        We have met and held discussions with management and our independent auditors. Management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal controls and disclosure controls and procedures. The Audit Committee is directly responsible for the appointment, compensation, retention, oversight and termination of our independent auditors. Ernst & Young LLP functioned as our independent auditors for 2010. Ernst & Young LLP is responsible for expressing an opinion on (1) the conformity of our financial statements with generally accepted accounting principles and (2) our internal control over financial reporting. The Audit Committee does not prepare financial statements or conduct audits.

        In conjunction with the December 31, 2010, audited consolidated financial statements, we have:

  •
  reviewed and discussed our 2010 audited consolidated financial statements with our management and Ernst & Young LLP, including discussions about critical accounting policies, other financial accounting and reporting principles and practices appropriate for us, and the reasonableness of significant judgments;

  •
  reviewed and discussed management's assessments of the effectiveness of internal controls over financial reporting and Ernst & Young LLP's related assessments and auditing procedures;

  •
  discussed with Ernst & Young LLP the overall scope of and plans for our audits and reviews. The Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss our financial reporting processes and internal accounting controls. We have reviewed all important audit findings prepared by Ernst & Young LLP;

  •
  discussed with Ernst & Young LLP matters that are required to be discussed by applicable Public Company Accounting Oversight Board (PCAOB) requirements. Ernst & Young LLP also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence. We also discussed with Ernst & Young LLP their independence, including any relationships that may have an impact on their objectivity and independence, and satisfied ourselves as to Ernst & Young LLP's independence. We also reviewed and pre-approved the scope and fees for all audit and other services performed by Ernst & Young LLP for us; and

  •
  met and reviewed with members of senior management and Ernst & Young LLP the certifications provided by our Chief Executive Officer and our Chief Financial Officer under the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC relating to these certifications and the overall certification process.

        Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements for 2010 and related reports on internal controls be included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC.

                      Submitted by the Audit Committee:
                      R. Paul Gray (Chair)
                      Richard Giltner
                      Christopher Patusky

 Principal Accountant Fees and Services

        Fees for professional services provided by Ernst & Young LLP in each of the last two years in each of the following categories are:

	2010	2009
Audit fees	$512,317	$569,645
Audit-related fees	145,799	307,253
Tax fees	672,777	717,495
All other fees	73,569	115,669

	$1,404,462	$1,710,062

        Audit fees include the aggregate fees billed for the audit of our consolidated annual financial statements, reviews of our interim consolidated financial statements included in quarterly reports, accounting and financial reporting consultations and services in connection with registration statements. Audit-related fees include the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported as audit fees. Tax fees include the aggregate fees billed for professional services for tax compliance, tax advice and tax planning. All other fees include the aggregate fees billed for permitted products and services other than those classified as audit, audit-related or tax.

        The Audit Committee of our Board of Directors has considered and determined that the provision of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP's independence. Since Ernst & Young LLP's appointment as our independent registered public accounting firm, the Audit Committee has pre-approved all of the services performed by Ernst & Young LLP.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of our Independent Auditors

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services performed by our independent auditors. These services may include audit services, audit-related services, tax services and other services. For audit services, our independent auditor provides an engagement letter to the Audit Committee prior to commencing its second-quarter review work, which letter outlines the scope of the proposed audit and audit-related fees. The Audit Committee reviews the letter and negotiates with and formally engages the auditor.

        For non-audit services, our senior management may from time to time recommend to the Audit Committee that it engage our independent auditor to provide non-audit services, and request the Audit Committee to approve such engagement. Our senior management and our independent auditor will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget estimating non-audit service spending for the fiscal year will be provided to the Audit Committee along with the request. The Audit Committee must approve the permissible non-audit services and the budget for such services. The Audit Committee will be informed periodically as to the non-audit services actually provided by our independent auditor pursuant to this pre-approval process.

 OTHER MATTERS

Certain Relationships and Related Party Transactions

  Review and Approval of Related Party Transactions

        We have adopted a written policy for approval of transactions, arrangements and relationships between our company and our directors, director nominees, executive officers, greater-than-five-percent stockholders, and their immediate family members where the amount involved exceeds $100,000. The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other things, whether the transaction is on terms that are no less favorable to the company than terms generally available to an unaffiliated third party under similar circumstances and the extent of the related person's interest in the transaction. The policy also provides the Chairman of the Audit Committee with the authority to approve or ratify transactions in which the amount involved is expected to be less than $500,000. Information on transactions approved or ratified by the Chair of the Audit Committee is provided to the Audit Committee at its next regularly scheduled meeting.

        The Audit Committee has considered and adopted standing pre-approvals under the policy for certain limited transactions with related persons that meet specific criteria. Information on transactions subject to pre-approval is provided to the Audit Committee at its next regularly scheduled meeting. Pre-approved transactions are limited to:

  •
  executive officers' compensation that is subject to required proxy statement disclosure or Compensation Committee approval;

  •
  director compensation that is subject to required proxy statement disclosure;

  •
  certain transactions with other companies and certain charitable contributions that do not exceed the greater of $200,000 or 5% of the other company's or non-profit organization's total annual revenues or receipts; and

  •
  transactions where all stockholders receive proportional benefits.

  Kurzweil Technologies, Inc. Technical Services Agreements

        In September 2002, we entered into a technical services agreement for certain telemedicine technology development services for our then-subsidiary, Medicomp, Inc. with Kurzweil Technologies, Inc. (KTI). Ray Kurzweil, a member of our directors, is the Chief Executive Officer and 80% shareholder of KTI. Pursuant to this agreement, we paid KTI a monthly consulting fee. In addition, we agreed to pay KTI a five percent royalty on certain sales of products reasonably attributed to and dependent upon the technology developed by KTI under the technical services agreement and which are covered by claims of an issued and unexpired United States patent. We terminated the services performed under this agreement in December 2006, but the royalty obligation survived termination. In late 2009 and early 2010, KTI was awarded patents based on some of its work performed under the technical services agreement. For the year ended December 31, 2010, royalties incurred to KTI were $355,000. Upon completion of our sale of Medicomp on March 31, 2011 (see Note 20—Subsequent Event to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010), KTI has terminated further royalty obligations under this agreement in exchange for a payment by Medicomp of approximately $330,000 (which includes approximately $80,000 in royalties for the first quarter of 2011).

        In May 2007, we entered into a new technical services agreement with KTI. Pursuant to this agreement, we agreed to pay KTI consulting fees of up to $12,000 monthly. We also agreed to reimburse KTI on a monthly basis for all necessary, reasonable and direct out of pocket expenses incurred in connection with its services. Under the agreement, we agreed to pay KTI up to a 5 percent royalty on sales of certain products reasonably attributed to and dependent upon certain technology developed by KTI. We incurred approximately $144,000 in expenses during the year ended December 31, 2010, under this agreement. As of December 31, 2010, $97,000 was owed to KTI under all of our agreements with KTI.

  University of Oxford Research Agreements

        In 2000, we entered into a research agreement with the University of Oxford and an agreement for consulting services with Isis Innovation Limited (formerly Oxford University Consulting) with respect to the development of our iminosugar antiviral platform. On October 1, 2006, the research agreement was extended through September 30, 2011, obligating us to make 60 equal monthly payments totaling approximately $3.7 million (based on the then-prevailing exchange ratio). In August 2010, we further amended the research agreement to extend its term through September 30, 2016 at its current funding rate. The aggregate amount of all monthly payments due under this agreement on or after January 1, 2010 was $4.3 million. In addition, pursuant to the August 2010 amendment we agreed to fund additional work to support our antiviral program for the sum of $176,900 (based on the then-prevailing exchange ratio). Under exclusive licenses issued in accordance with the research agreement, we are required to pay the University of Oxford a royalty equal to 1.5% percent of net sales of products arising under these agreements, less certain offsets. We incurred approximately $610,000 in expenses during 2010 under our agreement and related amendments with the University of Oxford.

        In December 2010, we entered into a Services Agreement with Oxford to perform certain studies related to miglustat, one of our antiviral compounds, for an aggregate sum of £147,041 (or approximately $229,000 based on the then-prevailing exchange ratio) to be paid in 2011. Accordingly, we recognized a corresponding expense in 2010.

        In March 2006, we entered into an agreement with the University of Oxford to fund an annual lecture in virology at the University of Oxford through 2022. Under this agreement, we are obligated to make 16 annual payments of £16,000, totaling £256,000. We incurred approximately $25,700 in expenses during 2010 under this agreement. The aggregate amount of all annual payments due under this agreement on or after January 1, 2010 was $307,200.

        Our director Raymond Dwek is a co-discoverer of our iminosugar platform, a co-principal investigator under our research agreement with the University of Oxford, Director of the Glycobiology Institute, and Professor of Glycobiology at the University of Oxford. Our Board and Nominating and Governance Committee each periodically review our agreements with the University of Oxford in light of Professor Dwek's membership on our Board. As described above under Director Independence, our Board has determined not to designate Professor Dwek as "independent" under the NASDAQ listing standards. Our Audit Committee approved these transactions and determined that these transactions do not constitute related party transactions with respect to Professor Dwek.

Beneficial Ownership of Common Stock

        The following table sets forth certain information as of April 15, 2011 (unless otherwise noted), with respect to the beneficial ownership of our common stock by: (i) each person who we know beneficially owns more than 5% of the outstanding shares of our common stock; (ii) each director and director nominee; (iii) each of our Named Executive Officers (which, for 2010, included our Chief Executive Officer, our Chief Financial Officer, our President and Chief Operating Officer, and our Executive Vice President and General Counsel); and (iv) all of our directors and executive officers as a group. Unless otherwise noted, the address of each person listed below is our corporate address. In accordance with SEC rules, the number of shares of common stock beneficially owned and the percentage of outstanding shares shown in this table exclude any STAP awards held by our directors and executive officers because they are cash-settled awards that do not involve the issuance of shares of common stock.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares(2)	Vested STAP Awards(3)
FMR LLC(4)	8,412,472	14.5%	—
82 Devonshire Street
Boston, Massachusetts 02109
Eli Lilly and Company(5)	6,301,674	10.9%	—
Lilly Corporate Center
Indianapolis, Indiana 46285
BlackRock, Inc.(6)	4,097,375	7.1%	—
40 East 52nd Street
New York, New York 10022
Sectoral Asset Management Inc.(7)	3,034,874	5.2%	—
2120-1000 Sherbrooke St.
West Montreal PQ H3A 3G4 Canada
Martine Rothblatt(8)	3,085,739	5.0%	—
Roger Jeffs(9)	421,312	*	453,043
Paul Mahon, J.D.(10)	308,923	*	346,877
Raymond Dwek(11)	123,667	*	—
Louis Sullivan(12)	108,000	*	30,000
Christopher Patusky(13)	97,300	*	30,000
Richard Giltner(14)	92,166	*	—
Christopher Causey(15)	77,683	*	—
R. Paul Gray(16)	68,000	*	—
Tommy Thompson(17)	28,900	*	—
John Ferrari(18)	—	*	274,260
Ray Kurzweil	—	*	12,687
All directors and executive officers as a group (12 persons)(19)	4,411,690	7.1%	1,146,867

*
Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes ownership of those shares over which the person has sole or shared voting or investment power. Beneficial ownership also includes ownership of shares of our common stock subject to rights, options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days after April 15, 2011. Except where indicated otherwise, and subject to community property laws where applicable, to our knowledge, the persons listed in the table above have sole voting and investment power with respect to their shares of our common stock.

(2)
Ownership percentage is based on 58,037,972 shares of our common stock outstanding on April 15, 2011, plus, as to the holder thereof and no other person, the number of shares (if any) that the person has the right to acquire as of April 15, 2011, or within 60 days thereafter, through the exercise of stock options or other similar rights.

(3)
Represents the number of outstanding, vested STAP awards on April 15, 2011, plus the number of STAP awards (if any) scheduled to vest within 60 days after April 15, 2011. Because STAP awards are cash-settled and do not involve the issuance of shares of stock, they are excluded from the other columns of this table.

(4)
Beneficial ownership information obtained from a Schedule 13G/A filed by FMR LLC and Edward C. Johnson 3d on February 14, 2011 reporting beneficial ownership as of December 31, 2010. According to the Schedule 13G/A, FMR LLC has sole voting power over 9,328 shares, Mr. Johnson has sole voting power over none of the shares and each of them has sole investment power over 8,412,472 of the shares.

(5)
Beneficial ownership information obtained from a Schedule 13G filed by Eli Lilly and Company (Lilly) on September 13, 2010, reporting beneficial ownership as of September 13, 2010. In September 2010, Lilly filed with the SEC a Form 4 (Statement of Changes in Beneficial Ownership) disclosing that it had entered into forward contracts to sell up to an aggregate of approximately 3.1 million shares of United Therapeutics common stock during 2011. According to the Form 4, the settlement dates for these forward contracts are July 7, 2011, October 5, 2011 and December 28, 2011.

(6)
Beneficial ownership information obtained from a Schedule 13G/A filed by BlackRock, Inc. on February 9, 2011 reporting beneficial ownership as of December 31, 2010.

(7)
Beneficial ownership information obtained from a Schedule 13G/A filed by Sectoral Asset Management Inc., Jerome G. Pfund and Michael L. Sjostrom on February 9, 2011 reporting beneficial ownership as of December 31, 2010. According to the Schedule 13G/A, each of them has sole voting power over 1,821,707 shares and sole investment power over 3,034,874 shares. Sectoral Asset Management Inc. and Messrs. Pfund and Sjostrom disclaim beneficial ownership over these shares.

(8)
Includes currently exercisable options to purchase 2,518,607 shares. Also includes 567,132 shares held indirectly.

(9)
Includes currently exercisable options to purchase 399,250 shares. Also includes 15,289 shares held in a margin account and 6,773 shares held by a family limited liability company of which Dr. Jeffs and his spouse are managing members. "Vested STAP Awards" includes 75,249 STAP awards scheduled to vest within 60 days after April 15, 2011.

(10)
Includes currently exercisable options to purchase 275,323 shares. Also includes 33,600 shares held in a margin account. "Vested STAP Awards" includes 53,749 STAP awards scheduled to vest within 60 days after April 15, 2011.

(11)
Includes currently exercisable options to purchase 123,667 shares.

(12)
Includes currently exercisable options to purchase 108,000 shares.

(13)
Includes currently exercisable options to purchase 96,000 shares. Also includes 1,300 shares held in a family trust with Prof. Patusky as trustee.

(14)
Includes currently exercisable options to purchase 77,500 shares. Also includes 14,666 shares held in a margin account.

(15)
Includes currently exercisable options to purchase 76,500 shares. Also includes 508 shares held in a margin account and 675 shares held in a Uniform Gift to Minors Act account for the benefit of Mr. Causey's children with his spouse as trustee.

(16)
Includes currently exercisable options to purchase 68,000 shares.

(17)
Includes currently exercisable options to purchase 27,500 shares. Also includes 1,400 shares held in a margin account.

(18)
"Vested STAP Awards" includes 32,183 STAP awards scheduled to vest within 60 days after April 15, 2011.

(19)
Includes currently exercisable options to purchase 3,770,347 shares. "Vested STAP Awards" includes 161,181 STAP awards scheduled to vest within 60 days after April 15, 2011.

Stock Split

        On September 22, 2009, we completed a stock split in the form of a stock dividend, pursuant to which one share of our common stock was distributed for each share issued and outstanding (or held in treasury) at the close of business on the record date, September 14, 2009. All references in this Proxy Statement to the price of our common stock, number of shares of our common stock and per share data, including data pertaining to share-based awards, have been restated to reflect the effects of the stock split for all periods presented.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors, executive officers and 10% shareholders to file reports of ownership of our equity securities with the SEC and to furnish copies of all such reports to us. We routinely assist our officers and directors in preparing and filing these reports. To our knowledge, based on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that for the year ended December 31, 2010, all reporting persons filed the required reports on a timely basis under Section 16(a), with the exception of the following untimely filings, each of which resulted from administrative error:

  •
  On March 8, 2010, Dr. Rothblatt exercised an option to purchase 20,948 shares of common stock and sold the underlying shares the same day. These transactions were reported on a single Form 4 on March 11, 2010.

  •
  On June 28, 2010, we granted equity awards to non-employee members of our Board of Directors. Pursuant to our standard policy on annual remuneration for board service, these awards consisted of options to purchase 15,000 shares awarded to each of Mr. Giltner and Governor Thompson and 15,000 STAP awards to each of Professors Dwek and Patusky, Dr. Sullivan, and Messrs. Causey, Gray and Kurzweil. These transactions were reported on a single Form 4 for each non-employee director on July 8, 2010.

  •
  On November 29, 2010, Professor Patusky sold 1,700 shares of common stock held in a family trust. This transaction was reported on a single Form 4 on December 2, 2010.

Shareholder Proposals and Director Nominations

        We expect that our 2012 annual meeting of shareholders will take place on June 26, 2012. We anticipate distributing our Proxy Statement in connection with our 2012 annual meeting of shareholders on or about April 30, 2012. Shareholder proposals intended for inclusion in our Proxy Statement and form of proxy for our 2012 annual meeting of shareholders must be received by us by overnight mail, acceptance signature required, no later than January 10, 2012, and must otherwise comply with the rules of the SEC for inclusion in our Proxy Statement and form of proxy relating to that meeting.

        In order for a shareholder to bring other business before the 2012 annual meeting of shareholders, including director nominations, our Amended and Restated By-laws require that the shareholder give timely notice of the proposal or nomination, as applicable, to our Corporate Secretary in advance of the meeting. Such notice must be given no less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary of the Annual Meeting unless the date of the 2012 annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than thirty (30) days from the anniversary of the Annual Meeting, in which case notice of a proposal or nomination, as applicable, must be received by our Corporate Secretary no later than the close of business on the later of the sixtieth (60th) day prior to the 2012 annual meeting or the tenth (10th) day following the date on which public announcement of the date of the 2012 annual meeting of shareholders is first made. Accordingly, for the 2012 annual meeting, notice of a proposal or nomination, as applicable, must be received by our Corporate Secretary no later than March 31, 2012 and no earlier than March 1, 2012. In addition, the notice must meet all other requirements contained in our Amended and Restated By-laws. These requirements are separate from the requirements a shareholder must meet to have a proposal included in our Proxy Statement.

        All notices of proposals or nominations, as applicable, must be given in writing to our Corporate Secretary by e-mail at corporatesecretary@unither.com, by facsimile at (202) 483-4006 or by overnight mail, acceptance signature required, to United Therapeutics Corporation, Attention: Corporate Secretary, 1040 Spring Street, Silver Spring, Maryland 20910.

Other Business

        Management knows of no matters to be presented for action at the Annual Meeting other than as described above. However, if any other matter properly comes before the meeting, it is intended that the persons named in the accompanying form of proxy will vote on such matters in accordance with their judgment of the best interests of our company.

Shareholders Sharing the Same Address

        SEC rules permit the delivery of a single copy of a company's annual report and Proxy Statement to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses.

        The bank, brokerage house or other holder of record for any shareholder who is a beneficial owner, but not the record holder, of United Therapeutics shares may deliver only one copy of our 2010 Annual Report to Shareholders, 2010 Annual Report on Form 10-K and this Proxy Statement to multiple shareholders who share the same address, unless the bank, brokerage house or other holder of record has received contrary instructions from one or more of the shareholders. Beneficial owners sharing an address who are receiving multiple copies of the 2010 Annual Report to Shareholders, 2010 Annual Report on Form 10-K and this Proxy Statement and who would prefer to receive a single copy in the future should contact their bank, brokerage house or other holder of record to request delivery of a single copy in the future.

        Our 2010 Annual Report to Shareholders, 2010 Annual Report on Form 10-K and this Proxy Statement are available at our web site at http://ir.unither.com/annualProxy.cfm. We will deliver promptly upon written or oral request a separate copy of the 2010 Annual Report to Shareholders, 2010 Annual Report on Form 10-K and this Proxy Statement to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the proxy materials, now or in the future, write to: Investor Relations, 1040 Spring Street, Silver Spring, Maryland 20910 or call (301) 608-9292 and ask for Investor Relations.

 Annual Report

        A copy of our Annual Report on Form 10-K for the year ended December 31, 2010, has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at our Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. Shareholders may obtain additional printed copies of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, without charge by mailing a request to United Therapeutics Corporation, Attention: Investor Relations, 1040 Spring Street, Silver Spring, Maryland 20910. An electronic copy is available on our website: http://ir.unither.com/annualProxy.cfm.

Transportation Information

        Our 2011 Annual Meeting of Shareholders will be held at our corporate headquarters located at 1040 Spring Street, Silver Spring, Maryland 20910. If you need information regarding directions or parking, please call (301) 608-9292 and ask for Investor Relations.

Please mark your votes as indicated in this example X Signature Signature Date Mark Here for Address Change or Comments SEE REVERSE WO# 98489 NOTE: Please sign exactly as the names(s) appear on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. If shareholder is a corporation, the signature should be that of an authorized officer, who should indicate his or her title. 2 years 1 year Abstain 3 years FOLD AND DETACH HERE FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 1. ELECTION OF DIRECTORS Nominees: 01 Raymond Dwek 02 Roger Jeffs 03 Christopher Patusky 04 Tommy Thompson (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions 4. Ratification of the Appointment of Ernst & Young LLP as United Therapeutics Corporation’s Independent Registered Public Accounting Firm for 2011 5. The transaction of such other business as may properly come before the meeting and any and all adjournments or postponements thereof. Should the undersigned be present and elect to vote at the annual meeting of shareholders or at any adjournment or postponement thereof and after notification to United Therapeutics Corporation at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. 2. Approval of an advisory resolution on executive compensation 3. Advisory vote on frequency of future advisory votes on executive compensation I do do not plan to attend the meeting. (Please check one.) FOR ALL WITHHOLD FOR ALL *EXCEPTIONS THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED BELOW THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RATIFICATION OF ERNST & YOUNG LLP AS UNITED THERAPEUTICS CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR “1 YEAR” ON THE FOLLOWING PROPOSAL: United Therapeutics Corporation

FOLD AND DETACH HERE Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 PLEASE DATE, SIGN AND MAIL THIS PROXY PROMPTLY You can now access your United Therapeutics Corporation account online. Access your United Therapeutics Corporation account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for United Therapeutics Corporation, now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. WO# 98489 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders The Proxy Statement, Form 10-K and the 2010 Annual Report to Shareholders are available at: http://ir.unither.com/annualProxy.cfm UNITED THERAPEUTICS CORPORATION Proxy for the 2011 Annual Meeting of Shareholders to be Held on June 29, 2011 The undersigned hereby appoints Martine Rothblatt and Paul Mahon, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of United Therapeutics Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the annual meeting of shareholders of our company to be held on June 29, 2011, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ITEMS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSALS 2 AND 4, AND FOR 1 YEAR ON PROPOSAL 3. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR JUDGMENT. AT PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING OF SHAREHOLDERS. The undersigned acknowledges receipt from United Therapeutics Corporation prior to the execution of this proxy of the notice of annual meeting of shareholders, a Proxy Statement, a 2010 Annual Report and a 2010 Annual Report on Form 10-K.